UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12

W. R. Grace & Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
___________________________________________________________

(2)	Aggregate number of securities to which transaction applies:
___________________________________________________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
___________________________________________________________

(4)	Proposed maximum aggregate value of transaction:
___________________________________________________________

(5)	Total fee paid:
___________________________________________________________

☐    Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
___________________________________________________________

(2)	Form, Schedule or Registration Statement No.:
___________________________________________________________

(3)	Filing Party:
___________________________________________________________

(4)	Date Filed:
___________________________________________________________

W. R. Grace & Co.
7500 Grace Drive
Columbia, Maryland 21044

Notice of 2019 Annual Meeting of Shareholders
&
Proxy Statement

Date of Notice: March 27, 2019

Hudson La Force President and Chief Executive Officer
T +1 410.531.4000
W. R. Grace & Co. 7500 Grace Drive Columbia, MD 21044

March 27, 2019

To Our Shareholders:

I am pleased to announce the Annual Meeting of Shareholders of W. R. Grace & Co. to be held on Wednesday, May 8, 2019, at 8:30 a.m. Eastern Time, at the Ten Oaks Ballroom and Conference Center, 5000 Signal Bell Lane, Clarksville, Maryland 21029.

We are taking advantage of the Securities and Exchange Commission rule that allows us to furnish proxy materials to you over the internet. This e-proxy process expedites your receipt of proxy materials, lowers our costs, and reduces the environmental impact of our Annual Meeting. Today, we sent to most of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2019 Proxy Statement and 2018 Annual Report to Shareholders and how to vote via the internet. Other shareholders will receive a copy of the proxy statement and annual report by mail or e-mail. The matters to be acted upon at the Annual Meeting are described in the Notice of 2019 Annual Meeting of Shareholders and in the 2019 Proxy Statement.

We are pleased to offer multiple methods for voting your shares. As detailed in the “Questions and Answers” section of the Proxy Statement, you can authorize a proxy to vote your shares via the internet, by telephone, or by mail, or vote by written ballot at the Annual Meeting. We encourage you to use the internet to vote your shares as it is the most cost-effective method.

To ensure that you have a say in the governance of Grace, it is important that you vote your shares. Please review the proxy materials and follow the instructions to vote your shares. I look forward to receiving your input.

Sincerely,
Hudson La Force
President and Chief Executive Officer

To the Holders of Common Stock of
W. R. Grace & Co.

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

to be held on

May 8, 2019

The 2019 Annual Meeting of Shareholders (the "Annual Meeting") of W. R. Grace & Co., a Delaware corporation ("Grace"), will be held on Wednesday, May 8, 2019, at 8:30 a.m. Eastern Time, at the Ten Oaks Ballroom and Conference Center, 5000 Signal Bell Lane, Clarksville, Maryland 21029. At the Annual Meeting, shareholders will vote on the following matters:

1.	The election of four directors for a term expiring in 2022 and one director for a term expiring in 2020;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as Grace’s independent registered public accounting firm for 2019;

3.	An advisory vote to approve the compensation of Grace's named executive officers, as described in our proxy materials; and

4.	Any other business properly brought before the Annual Meeting and any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 12, 2019, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. This notice and the accompanying proxy materials are sent to you by order of the Board of Directors.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to authorize a proxy to vote as promptly as possible by internet, by phone, or by mail.

By Order of the Board of Directors
Mark A. Shelnitz
Senior Vice President, General Counsel & Secretary

March 27, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 8, 2019

This Notice and the Proxy Statement and Annual Report on Form 10-K
are available at proxymaterials.grace.com.

Notes Regarding References We Use In This Proxy Statement

References. Unless the context otherwise indicates, in this document the terms "Grace," "we," "us," "our" or the "Company" mean W. R. Grace & Co. and/or its consolidated subsidiaries. Unless otherwise indicated, the contents of websites mentioned in this Proxy Statement are not incorporated by reference or otherwise made a part of this Proxy Statement. Grace®, the Grace® logo and, except as may otherwise be indicated, the other trademarks, service marks or trade names used in this Proxy Statement are trademarks, service marks or trade names of operating units of W. R. Grace & Co. or its subsidiaries. See Annex A to this Proxy Statement for a description of the "Separation."

Cross-reference for non-GAAP information. In this Proxy Statement, Grace presents certain financial information in accordance with U.S. Generally Accepted Accounting Principles, or "GAAP," as well as financial information that is not in accordance with GAAP, referred to herein as "non-GAAP" financial measures. See Annex A to this Proxy Statement for important information concerning such non-GAAP financial measures, which includes cross-references to Grace's 2018 Annual Report on Form 10-K. The Annual Report on Form 10-K includes financial statements and information presented in accordance with GAAP, as well as certain non-GAAP information. Non-GAAP performance measures used in this Proxy Statement include: Adjusted EBIT; Adjusted Free Cash Flow; Adjusted Net Sales; and Adjusted Earnings Per Share (referred to as "Adjusted EPS").

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
OF
W. R. GRACE & CO.
TO BE HELD ON
MAY 8, 2019

The Board of Directors of W. R. Grace & Co. is hereby soliciting proxies for our 2019 Annual Meeting of Shareholders (the "Annual Meeting"). We are providing these proxy materials to you because our records indicate that you owned shares of Grace common stock as of the close of business on March 12, 2019, the record date for our 2019 Annual Meeting of Shareholders to be held on Wednesday, May 8, 2019, at 8:30 a.m. Eastern Time at the Ten Oaks Ballroom and Conference Center, 5000 Signal Bell Lane, Clarksville, Maryland 21029. Such ownership entitles you to vote at the Annual Meeting. By use of a proxy you can vote, whether or not you attend the Annual Meeting.
This Proxy Statement describes the matters that we would like you to vote on and provides information on those matters so that you can make an informed decision. For information about the Annual Meeting and the voting process, see "General Information" in this Proxy Statement. The mailing address of the principal executive offices of W. R. Grace & Co. is 7500 Grace Drive, Columbia, Maryland 21044. This Proxy Statement and proxy were first made available on the internet or mailed to shareholders on or about March 27, 2019.

SUMMARY OF VOTING MATTERS AND BOARD RECOMMENDATIONS

Our shareholders will vote on the following proposals at the Annual Meeting:

Proposals		Board Recommendations
Proposal 1:	Election of Directors	FOR Each Nominee
Nominees—Class II (Term expiring 2022)
Julie Fasone Holder
Diane H. Gulyas
Jeffry N. Quinn
Henry R. Slack
Nominee—Class III (Term expiring 2020)
Kathleen G. Reiland
Proposal 2:	Ratification of the appointment of PricewaterhouseCoopers LLP as Grace's independent registered public accounting firm for 2019	FOR
Proposal 3:	Advisory vote to approve the compensation of Grace's named executive officers, as described in our proxy materials	FOR

If you are a shareholder of record, you may cast your vote in any of the following ways:

•
by authorizing a proxy by the internet at www.proxypush.com/gra (we encourage you to vote by the internet as it is the most cost-effective method and reduces the environmental impact of our Annual Meeting);

•	by authorizing a proxy by toll-free telephone at 1-866-883-3382 in the U.S.A., U.S. territories, and Canada, on a touch tone telephone;

•	by authorizing a proxy by completing and returning your proxy card so that it is received by our transfer agent before the close of business on May 7, 2019; or

•	by written ballot in person at the Annual Meeting.

If you hold shares through a broker, bank, financial institution or other nominee or intermediary that serves as shareholder of record, you may cast your vote by complying with the instructions of your nominee or intermediary set forth on the voting instruction card.

PROPOSAL ONE

ELECTION OF DIRECTORS
Our Board of Directors has nominated five directors for election. Julie Fasone Holder, Diane H. Gulyas, Jeffry N. Quinn, and Henry R. Slack are standing for election to our Board as Class II directors for a three-year term expiring in 2022, and Kathleen G. Reiland is standing for election to our Board as a Class III director for a one-year term expiring in 2020.
On February 20, 2019, we entered into a letter agreement (the “Letter Agreement”) with 40 North Management LLC, 40 North GP III LLC, 40 North Latitude Master Fund Ltd. and 40 North Latitude Fund LP (collectively, the “40 North Parties”) pursuant to which, among other things, our Board adopted a resolution increasing the size of the Board from nine to eleven directors, and we included Kathleen G. Reiland and Henry R. Slack on the slate of director nominees recommended by our Board in this Proxy Statement and on our related proxy card. For the amount of Grace common stock beneficially owned, directly or indirectly, by the 40 North Parties, see "Other Information—Stock Ownership of Certain Beneficial Owners and Management," below.
Pursuant to the Letter Agreement, the 40 North Parties agreed to certain standstill restrictions pursuant to which the 40 North Parties will refrain from taking certain actions with respect to the Company and Grace common stock and agreed to cause the shares of Grace common stock over which they have the right to vote to be voted (i) in favor of all nominees for director recommended by our Board, (ii) against any nominees for director not recommended by our Board and (iii) against any proposals to remove any director. The 40 North Parties may extend the effectiveness of the Letter Agreement into 2021. Concurrently with the execution of the Letter Agreement, the Company and the 40 North Parties entered into an agreement (the “Confidentiality Agreement”) pursuant to which the 40 North Parties agreed to keep confidential certain information pursuant to the terms and conditions set forth therein. The foregoing descriptions of the Letter Agreement and the Confidentiality Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Letter Agreement, which we filed with the SEC on February 28, 2019, as Exhibit 10.22 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
If a nominee becomes unable to serve or for good cause will not serve as a director, the proxies will vote for a Board-designated substitute or our Board may reduce the number of directors. Grace has no reason to believe that any of the nominees for election will be unable to serve.
Our Board of Directors determined that each of the nominees qualifies for election as a member of our Board. In making this determination, our Board believes that its membership should be composed of directors who have the highest integrity, a diversity of experience, the education and ability to understand business problems and evaluate and propose solutions, the personality to work well with others, a dedication to the interests of our shareholders, a reasoned commitment to our social responsibilities, and the availability of time to meet their responsibilities as directors. Our Board further believes that a substantial majority of its membership should be independent. Our Board of Directors has determined that Mses. Fasone Holder and Gulyas, and Mr. Quinn qualify, and that Ms. Reiland and Mr. Slack would qualify, as independent directors under applicable rules and regulations and Grace’s independence standards. See information contained in the "Corporate Governance—Number and Independence of Directors" section of this Proxy Statement, below.
Our directors bring to our Board a wealth of leadership capabilities derived from their service in executive and managerial roles, and also extensive board experience. Background information about the nominees and the continuing directors, including their business experience and directorships held during the past five years, ages as of February 15, 2019, and certain individual qualifications and skills of our directors that contribute to our Board’s effectiveness as a whole, are described below.
Our Board of Directors believes that the Grace directors as a group have backgrounds and skills important for our business. Our Board also believes that its effectiveness has been enhanced by having a blend of long-serving directors with a deep understanding of our businesses, and relative newcomers who have been able to provide fresh viewpoints.
Under our Corporate Governance Principles, to encourage director refreshment and new ideas, a director who has served 15 years on our Board is required to submit his or her resignation. As of February 15, 2019, the average tenure of our independent directors was six years.

The biographies below summarize the experiences, qualifications, attributes, and skills that qualify our nominees and continuing directors for service on our Board.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF
JULIE FASONE HOLDER, DIANE H. GULYAS, JEFFRY N. QUINN,
HENRY R. SLACK AND KATHLEEN G. REILAND.

Nominees For Election as Directors

Nominees—Class II	Term to expire at the 2022 Annual Meeting
Julie Fasone Holder Age 66 Director since 2016
Serves as the Chief Executive Officer of JFH Insights LLC, a consulting firm primarily dedicated to leadership coaching for high potential women executives, since founding the company in 2009. Previously, Ms. Holder served as Senior Vice President, Chief Marketing, Sales and Reputation Officer, U.S. Area Executive Oversight of The Dow Chemical Company ("Dow") from 2007 until her retirement in 2009. Before that, she was Dow's Vice President, Human Resources, Public Affairs and Diversity and Inclusion from 2006. Prior to that, Ms. Holder served in various positions with increasing seniority at Dow from 1975 to 2006, including several commercial leadership positions with global responsibilities. She currently serves on the board of Eastman Chemical Company, and is on the Board of Trustees of the McLaren Northern MI Hospital.

Ms. Fasone Holder brings to our Board strong international sales and marketing experience as well as operational insight. She has deep chemical industry knowledge and experience that provides an important depth of understanding of how our businesses operate and interact with customers and suppliers. Ms. Fasone Holder also brings substantial human resources management experience.

Diane H. Gulyas Age 62 Director since 2015
Served as President of the performance polymers business of E.I. du Pont de Nemours and Company ("DuPont"), which included DuPont’s engineering polymers, elastomers and films business units from 2009 to 2014. Ms. Gulyas joined DuPont in 1978 and progressed through positions of increasing responsibility including a variety of sales, marketing, technical, and systems development positions, primarily in DuPont’s polymers business. Ms. Gulyas has served as Vice President and General Manager for DuPont’s advanced fiber business and as Group Vice President of DuPont’s electronic and communication technologies platform. In 2004, Ms. Gulyas was named Chief Marketing and Sales Officer of DuPont, responsible for corporate branding and marketing communications, market research, e-business, and marketing/sales capability worldwide. Ms. Gulyas is a director of Expeditors International of Washington, Inc. and Ingevity Corporation, and served as a director of Navistar International Corporation until 2012, and Mallinckrodt Pharmaceuticals until 2018.

Ms. Gulyas brings to our Board her substantial and varied management experience and her strong skills in engineering, manufacturing (domestic and international), marketing, and non-U.S. sales and distribution gained as a senior executive of one of the world's largest chemical companies. Ms. Gulyas also has governance and oversight experience from her service as a senior executive of a public company and her service on public company boards.

Jeffry N. Quinn Age 60 Director since 2012
Mr. Quinn is currently the President and Chief Executive Officer of Tronox Ltd. and assumed that role on December 1, 2017. Mr. Quinn is also a member of the Board of Directors of Tronox Ltd. since 2011. Mr. Quinn was the founder, Chairman and Chief Executive Officer of The Quinn Group LLC, a diversified holding company with investments in the industrial, real estate and active lifestyle sectors and Chairman, Chief Executive Officer and Managing Member of Quinpario Partners LLC an investment and operating firm. He served in those roles from 2012 until December 1, 2017. Mr. Quinn also served as the Chairman of the Board of Directors of Jason Industries, Inc. from 2014-2018, the parent company to a global family of manufacturing leaders within the seating, finishing, components and automotive acoustics markets. Mr. Quinn served as Jason’s Chief Executive Officer from November 2015 until December 2016. Mr. Quinn served as President, Chief Executive Officer and Chairman of Quinpario Acquisition Corp., a blank check company, from its inception in May 2013 until June 2014, when it completed its business combination of Jason Industries, Inc. From 2004 to 2012, Mr. Quinn served as the President and Chief Executive Officer of Solutia, a global specialty chemical firm, and served as the Chairman of the Board from 2006 to 2012. Solutia was sold to Eastman Chemical Company in 2012. Mr. Quinn joined Solutia in 2003 as Executive Vice President, Secretary, and General Counsel. In mid-2003 he added the duties of Chief Restructuring Officer to help prepare the company for its eventual filing for reorganization under Chapter 11 later that year (Solutia emerged from bankruptcy in 2008). Mr. Quinn formerly served as a director of SunEdison, Inc. (formerly MEMC Electronic Materials Inc.), Tecumseh Products Company, and Ferro Corporation and also was former Chairman of the Board of Directors of Quinpario Acquisition Corp. 2, a blank check company formed for the purpose of entering into a business combination.

Mr. Quinn brings to our Board his extensive senior level executive leadership experience in specialty chemicals and other industries and his broad experience in a wide range of functional areas, including strategic planning, mergers and acquisitions, human resources, and legal and governmental affairs. He also has extensive experience in board processes and governance.

Henry R. Slack Age 69
Mr. Slack is currently Chairman of Alico, Inc., a holding company with assets and related operations in agriculture and environmental resources, including citrus, wildlife management, and water management. From November 2013 to March 2017, he served as its Executive Chairman and he has been a director since 2013. Prior to that, Mr. Slack was Chairman of Terra Industries, an international nitrogen-based fertilizer company. Mr. Slack was a director of E. Oppenheimer and Son International Limited and on its Investment Committee from 1979 until 2017. He was Chief Executive Officer of Minorco SA, an international mining company, from 1991 until 1999, when that company merged with Anglo American Corporation to form Anglo American plc. Mr. Slack was also formerly on the Boards of Engelhard Corporation, Salomon Brothers Inc., and SAB Miller plc. Mr. Slack is the Managing Partner of Quarterwatch, LLC, is a director of several other non-listed companies mostly based in the United Kingdom, and is Chairman of the Advisory Board of Blakeney Limited Partners. In addition, he is a private investor.

Mr. Slack would bring to our Board his significant industry and international experience and the perspectives of a public company chairman and chief executive officer. His background includes extended service on the boards of both a supplier of catalysts and a large consumer of materials. Mr. Slack would also bring to our Board extensive experience in the areas of business, finance and capital markets.

Nominee—Class III	Term to expire at the 2020 Annual Meeting
Kathleen G. Reiland Age 54
Ms. Reiland is Head of Strategy and Development for 40 North Management LLC, an adviser to pooled investment vehicles since April 2016. She is also a board member of Standard Industries Inc., a global industrial company with interests in building materials, aggregates, and related investment businesses. Prior to joining Standard Industries, Ms. Reiland served as a Senior Managing Director at Evercore Partners, a global independent investment banking advisory firm. From 2010 to 2016, Ms. Reiland headed Evercore's international joint ventures with leading financial institutions in Japan, China, Korea, and India and was a board member of Evercore Asia, Hong Kong. Between 2001 and 2010, Ms. Reiland was a general partner of Evercore's private equity business and, ultimately, the Chief Operating Officer of all of its investment businesses, which she represented in the firm's 2006 initial public offering. She is currently a board member of several Standard Industries affiliated companies and investment partners.

Ms. Reiland would bring to our Board her significant manufacturing industry knowledge and her extensive experience in developing and advancing corporate strategy. Ms Reiland also has extensive knowledge and experience in mergers and acquisitions, international joint ventures, and financial oversight.

Continuing Directors

Continuing Directors—Class I—Term to expire at the 2021 Annual Meeting

Robert F. Cummings, Jr. Age 69 Director since 2015
Served as Vice Chairman of Investment Banking at JPMorgan Chase & Co. from 2010 until his retirement on February 1, 2016. From 2002 to 2009, Mr. Cummings served as a senior managing director at GSC Group, Inc., a privately held money management firm. He began his business career in the investment banking division of Goldman, Sachs & Co. in 1973 and was a partner of the firm from 1986 until his retirement in 1998. He served as an advisory director at Goldman Sachs until 2002. Mr. Cummings is a director of Corning Inc. and was a director of Viasystems Group, Inc. from 2002 until 2015.

Mr. Cummings brings to our Board his more than 30 years of investment banking experience advising corporate clients on financings, business development, mergers and acquisitions, and other strategic financial issues. He also has significant knowledge in the areas of technology, private equity and real estate. Mr. Cummings has substantial governance and oversight experience developed as a director of multiple public companies.

Hudson La Force Age 54 Director since 2017
Since November 2018, Mr. La Force has served as Grace's President and Chief Executive Officer ("CEO"). He joined Grace in 2008 as Chief Financial Officer ("CFO"). In 2016, Mr. La Force was elected President and Chief Operating Officer. In this role, Mr. La Force was responsible for Grace’s Catalysts Technologies and Materials Technologies business segments and Grace’s global manufacturing and supply chain operations. Prior to joining Grace, Mr. La Force served as Chief Operating Officer and Senior Counselor to the Secretary at the U.S. Department of Education and served as a member of the President's Management Council. Before entering public service in 2005, he held general management and financial leadership positions with Dell, Inc., AlliedSignal, Inc. (now Honeywell), Emerson Electric Co., and Arthur Andersen & Co. He serves on the Advisory Board of Madison Industries, a Chicago-based industrial holding company.

Mr. La Force brings to our Board his significant leadership, operations, and financial experience. As President and CEO, Mr. La Force also brings to our Board his in-depth knowledge of our growth strategy, customers and worldwide operations.

Mark E. Tomkins Age 63 Director since 2006
Served as Senior Vice President and Chief Financial Officer of Innovene, a petrochemical and oil refining company controlled by BP that is now part of the INEOS Group, from 2005 until 2006. He served as Chief Financial Officer of Vulcan Materials Company from 2001 to 2005 and Chief Financial Officer of Great Lakes Chemical (now Chemtura) from 1998 to 2001. Prior to joining Great Lakes Chemical, Mr. Tomkins held various mid- and upper-level financial positions with AlliedSignal (now Honeywell) and Monsanto Company. Mr. Tomkins is a certified public accountant. Mr. Tomkins is non-executive Chairman of ServiceMaster Global Holdings, Inc. and a director of Klockner Pentaplast Group. Mr. Tomkins was formerly a director of Elevance Renewable Sciences Inc., a privately held renewable polymer and energy company and of CVR Energy, Inc. He is currently a private investor.

With his background as a Chief Financial Officer of multiple public companies, Mr. Tomkins brings to our Board his intimate knowledge of the global chemicals and petroleum industry and his experience overseeing finance and business development in major corporations. Mr. Tomkins also has substantial governance and oversight experience developed as a director of public companies.

Continuing Directors—Class III—Term to expire at the 2020 Annual Meeting

Alfred E. Festa Age 59 Director since 2004
Currently serves as Grace's Non-executive Chairman of the Board. He joined Grace in 2003 and was elected CEO in 2005 and Chairman in 2008. He served as CEO from 2005 to 2018, as President from 2003 to 2011, and as Chief Operating Officer from 2003 to 2005. Prior to joining Grace, Mr. Festa was a partner of Morganthaler Private Equity Partners, a venture capital and buyout firm, from 2002 to 2003. From 2000 to 2002, he was with ICG Commerce, Inc., a private company providing on-line procurement services, where he last served as President and CEO. Prior to that, he served as Vice President and General Manager of AlliedSignal's (now Honeywell) performance fibers business. Mr. Festa is a director of NVR, Inc., a publicly held home builder.

Mr. Festa brings to our Board his substantial leadership, sales and marketing, international business, and venture capital experience. As former CEO, Mr. Festa brings to our Board his intimate knowledge of all aspects of Grace's operations and strategy.

Christopher J. Steffen Age 76 Director since 2006
Served as Vice Chairman of Citicorp and its principal subsidiary, Citibank N.A., until 1996. He is currently a private investor. Mr. Steffen served as a director of Viasystems Group, Inc. and Platinum Underwriters Holdings, Ltd. until 2015 and served as a director of Accelrys, Inc. until 2012. Previously, Mr. Steffen served as Senior Vice President and Chief Financial Officer of Eastman Kodak, and Executive Vice President and Chief Financial and Administrative Officer and director of Honeywell. As Lead Independent Director, Mr. Steffen presides at all executive sessions of our Board.

With his background as a financial and operational leader with companies with global operations in various industries, Mr. Steffen brings to our Board his extensive international business expertise and knowledge of financial matters and financial reporting. Mr. Steffen also has substantial governance and oversight experience developed as a director of multiple public companies.

Shlomo Yanai Age 66 Director since 2018
Mr. Yanai is currently Chairman of Cambrex Corporation, Chairman of Protalix Biotherapeutics, and a senior advisor to Moelis & Company. He served as President and Chief Executive Officer of Teva Pharmaceutical Industries Ltd. from 2007 until mid-2012, leading a period of significant growth in revenue and profitability. As Teva CEO, Mr. Yanai was ranked 20th in Fortune's Top CEO List in 2010. From 2012 to 2015 he served as an advisor to the Teva CEO and Board. Prior to Teva, he served four years as the Chief Executive Officer and President of ADAMA Agricultural Solutions Ltd. During his nearly 15 years as a corporate executive, Mr. Yanai successfully completed over 20 acquisitions. Prior to his business executive roles, he served for 32 years with the Israeli Defense Forces in a variety of leadership roles including head of the Israeli Security Delegation to the peace talks at Camp David, Shepherdstown and Wye River. He was Head of the Planning Branch of GHQ from 1998 to 2001 when he retired as a Major General. Mr. Yanai also serves on the Boards of Lumenis, Perrigo and Sagent Pharmaceuticals.

Mr. Yanai brings global industry leadership, specialty chemicals and pharmaceutical experience, and the perspective of a Chief Executive Officer to the Grace Board.

Corporate Governance
Chief Executive Officer Succession
In accordance with previously announced leadership succession plans, on November 8, 2018, Mr. Festa retired as Chief Executive Officer (or "CEO") of the Company, and Mr. La Force was elected as our President and CEO. Mr. Festa is now the Non-executive Chairman of our Board of Directors, and Mr. La Force continues as a Grace director. Messrs. Festa and La Force have not been appointed to any standing committees of the Board.
Corporate Governance Principles
Our Board of Directors has adopted the Grace Corporate Governance Principles to provide a framework for the governance of Grace, and to promote the efficient functioning of our Board. These principles are subject to modification by our Board from time to time. You can find the Grace Corporate Governance Principles on our website at www.grace.com/en-us/corporate-leadership/Pages/Governance.aspx.
Number and Independence of Directors
Our Board of Directors determines the number of directors. Our Board currently consists of nine members. On February 20, 2019, our Board adopted a resolution increasing the size of the Board from nine to eleven directors and nominated Ms. Reiland and Mr. Slack for election at the Annual Meeting. Under our Corporate Governance Principles, a substantial majority of Grace’s directors are required to be “independent” as determined under guidelines set forth in the listing standards of the New York Stock Exchange, or NYSE. Our Board, at its February 25, 2019, meeting, affirmatively determined that all of our directors, other than Mr. Festa and Mr. La Force, are independent under NYSE rules, and that Mr. Slack and Ms. Reiland would be independent under NYSE rules, because none of such directors and nominees has any direct or indirect material relationship with Grace or our subsidiaries under those rules. In addition to the application of the NYSE rules, this determination was based on several factors, principal among them were the following:

•	none of these directors, nor any member of their immediate families, is, or at any time during the last five years was, a Grace executive officer or employee;

•	none of these directors, nor any member of their immediate families, is an executive officer of any other entity with whom we do any material amount of business;

•	none of these directors, nor any member of their immediate families has, during the last five years, received any direct compensation from Grace (other than director and committee fees); and

•
none of these directors serve, or within the last five years served, as an executive officer, director, trustee or fiduciary of any charitable organization to which we made any material charitable donation.

Director Terms
Our Amended and Restated Certificate of Incorporation provides for the division of our Board of Directors into three classes, each to serve for a three-year term. The term of one class of directors currently expires each year at the annual meeting of shareholders. Our Board may fill a vacancy by electing a new director to the same class as the director being replaced. Our Board may also create a new director position in any class and elect a director to hold the newly created position. At the 2019 Annual Meeting, the shareholders will vote on the election of four Class II Directors to serve for a term expiring at our 2022 annual meeting of shareholders and one Class III Director to serve for a term expiring at our 2020 annual meeting.
Board Leadership—Lead Independent Director
Under our Corporate Governance Principles, our Board of Directors makes a determination as to whether our CEO should also serve as Chairman of our Board of Directors. The Board makes this determination as part of the succession planning process, based upon the composition of our Board, and the circumstances of Grace, at the relevant time. In 2018, the Board determined that upon Mr. Festa's retirement as CEO, Mr. Festa should continue as Non-executive Chairman, and the Board elected Mr. La Force to serve as our President and CEO.
The independent directors elected Mr. Steffen to serve as the Lead Independent Director. The Lead Independent Director: presides at all meetings of our Board at which the Chairman is not present; calls and presides over executive sessions of the independent directors at each Board meeting; acts as primary liaison between the Chairman and the independent directors; approves Board meeting agendas with the Chairman; approves meeting schedules to assure that there is sufficient time for discussion of all agenda items; consults with the Chairman on major issues in advance of each Board meeting; and calls meetings of the independent directors. The Lead Independent Director also serves as a contact for Grace shareholders who wish to communicate with our Board other than through the Chairman. Our Board believes that this leadership structure is appropriate for Grace and in the best interests of Grace shareholders at this time.
Interested parties may communicate with Mr. Steffen by writing to him at the following address: Christopher J. Steffen, Lead Independent Director, c/o W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044.
Standing Committees of our Board of Directors
Our Board of Directors has the following four standing committees: Audit Committee, Nominating and Governance Committee, Compensation Committee, and Corporate Responsibility Committee. Only independent directors, as independence is determined in accordance with NYSE rules, are permitted to serve on the standing committees. The Board annually selects, from among its members, the members and Chair of each standing committee.
The table below provides information with respect to current standing committee memberships of the directors as of March 12, 2019. The table also sets forth the number of meetings (including teleconference meetings) held by each Board committee in 2018. We reimburse directors for expenses they incur in attending Board and committee meetings and other activities incidental to their service as directors, but we do not pay our directors any separate meeting fees.

Director	Audit	Compensation	Nominating and Governance	Corporate Responsibility
Robert F. Cummings, Jr.	✓	✓	✓	✓
Julie Fasone Holder	✓	✓	✓	*
Alfred E. Festa
Diane H. Gulyas	✓	*	✓	✓
Hudson La Force
Jeffry N. Quinn	✓	✓	✓	✓
Christopher J. Steffen‡	✓	✓	*	✓
Mark E. Tomkins	*	✓	✓	✓
Shlomo Yanai	✓	✓	✓	✓
Number of 2018 Meetings	5	6	3	2
_______________________________________________________________________________

✓	Committee Member and Independent Director

*	Committee Member, Independent Director and Committee Chair

‡	Lead Independent Director
Each standing committee has a written charter that describes its responsibilities. Each of the standing committees has the authority, as it deems appropriate, to independently engage outside legal, accounting or other advisors or consultants. In addition, each standing committee annually conducts a review and evaluation of its performance and reviews and reassesses its charter. You can find the current charters of each standing committee on our website www.grace.com/en-us/corporate-leadership/Pages/Governance.aspx.
Audit Committee
The Audit Committee has been established in accordance with the provisions of the Securities Exchange Act of 1934, as amended, or Exchange Act, the rules of the NYSE and our Corporate Governance Principles. The Audit Committee assists our Board of Directors in overseeing:

•	the integrity of Grace’s financial statements;

•	Grace’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the independent auditors;

•	the performance of Grace’s internal audit function and independent auditors; and

•	the preparation of the internal control report and an audit committee report as required by the United States Securities and Exchange Commission, or SEC.
The Audit Committee has the authority and responsibility for the appointment, retention, compensation, oversight and, if circumstances dictate, discharge of Grace’s independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. The independent auditors report directly to the Audit Committee and, with the internal auditors, have full access to the Audit Committee and routinely meet with the Audit Committee without management being present. The Audit Committee is also responsible for reviewing, approving and ratifying any related party transaction.
The Audit Committee members are Robert F. Cummings, Jr., Julie Fasone Holder, Diane H. Gulyas, Jeffry N. Quinn, Christopher J. Steffen, Mark E. Tomkins, and Shlomo Yanai, each of whom meets the independence standards of the SEC and NYSE, are financially literate within the meaning of the NYSE listing standards and meet the experience and financial requirements of the NYSE listing standards. Mr. Tomkins serves as Chair of the Audit Committee. Our Board of Directors has determined that Mr. Tomkins is an "audit committee financial expert" as defined by SEC rules and regulations. A number of our other independent directors would also qualify as audit committee financial experts.
Nominating and Governance Committee
The Nominating and Governance Committee:

•	sets criteria for the selection of directors, identifies individuals qualified to become directors and recommends to our Board the director nominees for the annual meeting of shareholders;

•	develops and recommends to our Board appropriate corporate governance principles applicable to Grace; and

•	oversees the evaluation of our Board and management.
In considering candidates for election to our Board (including candidates recommended by shareholders), we believe that our Board should be composed of individuals meeting the qualifications set forth above under "Proposal One—Election of Directors." We wish to ensure that a diversity of experience is reflected on our Board, including a broad diversity of industry experience, product experience and functional background. We also believe that a substantial majority of our Board should be independent, as defined by NYSE rules and applicable laws and regulations.
Our Board conducts a self-assessment process every year and periodically reviews the skills and characteristics needed by our Board. As part of the review process, our Board considers the skill areas represented on our Board, those skill areas represented by directors expected to retire or leave our Board in the near future, and recommendations of directors regarding skills that could improve the ability of our Board to carry out its responsibilities.
When our Board or the Nominating and Governance Committee has identified the need to add a new Board member with specific qualifications or to fill a vacancy on our Board, the chair of the Nominating and Governance Committee will initiate a search, seeking input from other directors and management, review any candidates that the committee has previously identified or that have been recommended by shareholders in that year, and may retain a search firm. The committee will identify the initial list of candidates who satisfy the specific criteria, if any, and otherwise qualify for membership on our Board. Generally, two members of the committee (with one preferably the chair), our Chairman of the Board, and our CEO, will interview each qualified candidate. Other directors may also interview the candidate if practicable. Based on a satisfactory outcome of those reviews, the committee will make its recommendation on the candidate to our Board.
The Nominating and Governance Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates and the sole authority to approve the search firm's fees and other retention terms.
The Nominating and Governance Committee members are Robert F. Cummings, Jr., Julie Fasone Holder, Diane H. Gulyas, Jeffry N. Quinn, Christopher J. Steffen, Mark E. Tomkins, and Shlomo Yanai, each of whom meets the independence standards of the NYSE. Mr. Steffen serves as Chair of the Nominating and Governance Committee.
Compensation Committee
The Compensation Committee:

•	approves all compensation actions with respect to Grace’s directors, executive officers, and certain other members of senior management;

•	evaluates and approves the Grace annual and long-term incentive compensation plans (including equity-based plans), and oversees the general compensation structure, policies, and programs of Grace;

•	oversees the development of succession plans for the CEO and the other executive officers; and

•	produces an annual report on executive officer compensation as required by applicable law.
The committee engaged Willis Towers Watson, or "WTW," a human resources consulting firm, as its independent provider of compensation consulting services for decisions relating to 2018 compensation. Please see "Executive Compensation—Compensation Discussion and Analysis" in this Proxy Statement for more discussion about the role of WTW. The committee also utilizes external legal advisors as necessary and assesses the independence of all of its advisors.
Representatives of WTW regularly attended meetings of the Compensation Committee. For portions of those meetings, the Chairman, the President and CEO, and the Senior Vice President and Chief Human Resources Officer, also attended and were given the opportunity to express their views on executive compensation to the Compensation Committee.
The Compensation Committee members are Robert F. Cummings, Jr., Julie Fasone Holder, Diane H. Gulyas, Jeffry N. Quinn, Christopher J. Steffen, Mark E. Tomkins, and Shlomo Yanai, each of whom is: independent under the independence standards of the NYSE; a “non employee director” of Grace as defined under Rule 16b-3 of the Exchange Act; and an “outside director” for the purposes of the corporate compensation provisions (previously) contained in Section 162(m) of the Internal Revenue Code of 1986, as amended, or Tax Code. Ms. Gulyas serves as Chair of the Compensation Committee.
Corporate Responsibility Committee
The Corporate Responsibility Committee assists our Board of Directors and management in addressing Grace’s responsibilities as a global corporate citizen. In particular, the committee counsels management with respect to:

•	the development, implementation and continuous improvement of procedures, programs, policies and practices relating to Grace’s responsibilities as a global corporate citizen, including sustainability;

•	the adherence to those procedures, programs, policies and practices at all levels of Grace; and

•	the maintenance of open communications to ensure that issues are brought to the attention of, and considered by, all appropriate parties.
Environment, Health and Safety Programs
We continuously seek to improve our environment, health and safety performance. To the extent applicable, we extend the basic elements of the American Chemistry Council’s RESPONSIBLE CARE ® program to all our locations worldwide, embracing specific performance objectives in the key areas of management systems, product stewardship, employee health and safety, community awareness and emergency response, distribution, process safety and pollution prevention.
Sustainability

We succeed when we deliver value to our customers, and that success is increasingly based on how we help them meet their sustainability goals. Many of our products and technical services improve the efficiency of our customers’ processes, reduce energy or water use, cut harmful emissions, conserve material inputs, and/or reduce waste. Many of our technologies enable our customers to make products that meet the toughest environmental standards or to reformulate products to address rising consumer and regulatory expectations for sustainability, human health, and safety. As a leading manufacturer of process catalysts, including hydroprocessing catalysts that reduce sulfur emissions, we have become an active participant in the circular economy, with an increasing business in arranging for the recycling or reprocessing of spent catalysts. As part of our commitment to Responsible Care®, we systematically track safety and environmental performance through a comprehensive, global EHS management system covering the environmental, health, safety (including process safety and product safety) and security aspects of our operations, and track progress through pertinent metrics.
Security
We have implemented the RESPONSIBLE CARE® Security Code through a company-wide security program focused on the security of our people, processes, and systems. We have reviewed existing security (including cybersecurity) vulnerability and taken actions to enhance security systems where deemed necessary. In addition, we are complying with the Department of Homeland Security’s Chemical Facility Anti-Terrorism Standards, including identifying facilities subject to the standards, conducting security vulnerability assessments and developing site security plans, as necessary.
The Corporate Responsibility Committee members are Robert F. Cummings, Jr., Julie Fasone Holder, Diane H. Gulyas, Jeffry N. Quinn, Christopher J. Steffen, Mark E. Tomkins, and Shlomo Yanai, each of whom meets the independence standards of the NYSE. Ms. Fasone Holder serves as Chair of the Corporate Responsibility Committee.
Director Attendance at Board of Directors Meetings
Our Board of Directors generally holds six regular meetings per year and meets on other occasions when circumstances require. Directors spend additional time preparing for Board and committee meetings and participating in conference calls to discuss quarterly earnings announcements or significant transactions or developments. Additionally, we may call upon directors for advice between meetings. Our Corporate Governance Principles provide that our Board will meet regularly in executive session without management in attendance. Under our Corporate Governance Principles, we expect directors to regularly attend meetings of our Board and of all committees on which they serve and to review the materials sent to them in advance of those meetings. We expect nominees for election at each annual meeting of shareholders to attend the annual meeting. All of the nominees for election at the Annual Meeting this year currently serve on our Board of Directors.
Our Board of Directors held 11 meetings in 2018. Each director attended 75% or more of the 2018 meetings of our Board and the Board committees on which the director served in 2018.
Director Attendance at the Annual Meeting
We expect that all of our directors serving on our Board at the time of the Annual Meeting will attend the Annual Meeting pursuant to our Corporate Governance Principles. All of our directors serving on our Board at the time of the 2018 Annual Meeting of Shareholders attended that meeting.
Board Role in Risk Oversight
Our Board of Directors actively oversees the risk management of Grace, including the risks inherent in the implementation of our strategic plan and the operation of our businesses. Our Board reviews the Grace enterprise risk management program at least annually and considers whether risk management processes are functioning properly and are appropriately adapted to Grace’s strategy, culture, risk appetite and value-generation objectives. The Grace enterprise risk management program includes reviews of cybersecurity vulnerability and the actions necessary to enhance the security of our information systems. Our Board provides guidance to management regarding risk management as appropriate for the risks faced by companies in our industry. These activities are supplemented by a rigorous internal audit function that reports directly to the Audit Committee.
Standing Board committees are responsible for overseeing risk management practices relevant to their functions. The Audit Committee oversees the management of market and operational risks that could have a financial impact, such as those relating to internal controls and financial liquidity. The Nominating and Governance Committee oversees risks related to governance issues, such as the independence of directors and the breadth of skills on our Board. The Compensation Committee manages risks related to Grace’s executive compensation plans and the succession of the CEO and other executive officers. The Corporate Responsibility Committee manages certain risks related to government regulation and environment, health and safety matters.
Stock Ownership Guidelines
To ensure that the long-term financial interests of our directors and senior executives are fully aligned with the long-term interests of our shareholders, our Board implemented stock ownership guidelines. The current guidelines are as follows:

Category	Ownership Guideline
Directors (Non-executive and Outside)	5 times cash portion of annual retainer
CEO	5 times base salary
Executive Officers, other than CEO	3 times base salary
Presidents of Operating Segments	2 times base salary
Certain Key Vice Presidents	1 times base salary
Directors and executives subject to the stock ownership guidelines generally have five years from the later of 2016 or the year of their initial election or appointment within the relevant category above to comply with the guideline.
Shareholder Engagement
The Board and management recognize the importance of proactive shareholder engagement. Throughout the year, our CEO, CFO and Vice President, Investor Relations engage regularly with shareholders on a variety of topics to ensure we are aware of their viewpoints, address their questions and concerns, and provide a forum to receive their input and perspectives.

Our proactive shareholder outreach and engagement provides an opportunity to discuss our strategy, financial results and business performance with investors and analysts. It occurs in many forms, including:

•	Investor conferences;

•	Analyst meetings;

•	Headquarters events;

•	One-on-one meetings; and

•	Video and telephonic conference calls.

Shareholder feedback from our robust engagement program is provided to our Board and management and these viewpoints are considered in our decision-making.
We provide additional forms of communications directed towards our shareholders including:

•	Our annual report, SEC filings and proxy statement;

•	Our quarterly earnings releases and earnings presentations;

•	Conference calls with question and answer sessions for our quarterly earnings releases and other major corporate events (e.g., material acquisitions);

•	News releases; and

•	Our website and social media activity.

Of note in 2018, we held an Investor Day at the NYSE on March 2, including a live webcast of the event. Management presented our long-term strategic framework for profitable growth to investors, highlighting our strong strategic positions and sustainable growth drivers.

In addition to direct engagement, we provide other methods for shareholders to communicate their viewpoints to our Board, including:

•	the opportunity to attend and ask questions of our directors at the annual meeting;

•	Mr. Steffen, our Lead Independent Director, makes himself available to engage with shareholders on matters that they believe are best addressed by an independent director; and

•
the Compensation Committee welcomes the continued input of shareholders on our executive compensation program by means of the annual advisory "say-on-pay" vote, or in specific discussions about “say-on-pay” or our compensation programs and policies.

Shareholder Communications with our Board of Directors
Shareholders may communicate with our Board of Directors by writing to Mr. Festa, the Non-executive Chairman of the Board of Directors, at the following address: Fred Festa, Chairman of the Board of Directors, c/o W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044. Shareholders may communicate with the independent members of our Board of Directors by writing to Mr. Steffen, the Lead Independent Director, at the following address: Christopher J. Steffen, Lead Independent Director, c/o W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044.
Clawback Policy
To reinforce the alignment of management's interests with those of our shareholders, and to support good governance practices, the Board has adopted an Executive Compensation Recovery Policy. The policy applies to recovery of both cash and equity incentive compensation in the case of (1) misconduct that contributes to a restatement of the Company's financial statements, (2) breach of non-competition, non-solicitation or confidentiality obligations, or (3) violations of the Company's code of business ethics. The policy applies to all our named executive officers.

Director Compensation
Director Compensation Program
Under our compensation program for nonemployee directors, each nonemployee director receives an annual retainer of $190,000 that is split between cash and equity. For any portion of a retainer denominated in cash but paid in shares of common stock, we calculate the number of shares of common stock to be issued by dividing the amount payable in shares of common stock by the fair market value per share. The fair market value per share is the average of the high and low trading prices of Grace common stock on the NYSE on the date of grant. If any calculation would result in a fractional share being issued, we round the amount of equity to be issued to the nearest whole share. Under this program, each nonemployee director receives an annual retainer of $85,000 paid quarterly in cash and an annual award of approximately $105,000 of Grace common stock issued in May. The Non-executive Chair is paid an additional annual cash retainer of $100,000. Other additional annual cash retainers are as follows: the Lead Independent Director receives $25,000; the Audit Committee Chair receives $17,000; the Chair of the Compensation Committee receives $14,000; the Chair of the Nominating and Governance Committee receives $10,000; and the Chair of the Corporate Responsibility Committee receives $7,500. We reimburse directors for expenses they incur in attending Board and committee meetings and other activities incidental to their service as directors but we do not pay our directors any separate meeting fees. Our directors, and all Grace employees, are entitled to participate in the Grace Foundation's Matching Grants Program.
Each of Mr. Festa's and Mr. La Force's 2018 compensation, and stock awards and option awards outstanding at fiscal year end, is described in the Summary Compensation Table and Outstanding Equity Awards at Fiscal Year End 2018 table set forth in "Executive Compensation—Compensation Tables," below. Mr. Festa received a pro-rata portion of each of his annual cash retainer and his additional cash retainer for serving as Non-executive Chairman. Mr. La Force does not receive any additional compensation for serving as a member of our Board of Directors.

The following table sets forth amounts that we paid to our nonemployee directors (other than our Non-executive Chairman) in connection with their services to Grace during 2018.

Name (a)	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(c)	Total ($)
H. F. Baldwin(d)	21,250	—	—	—	—	—	21,250
R. F. Cummings, Jr.	85,000	104,990	—	—	—	—	189,990
J. Fasone Holder	88,750	104,990	—	—	—	3,000	196,740
D. H. Gulyas	98,083	104,990	—	—	—	—	203,073
J. N. Quinn	89,667	104,990	—	—	—	—	194,657
C. J. Steffen	120,000	104,990	—	—	—	3,000	227,990
M. E. Tomkins	102,000	104,990	—	—	—	—	206,990
S. Yanai(e)	63,750	104,990	—	—	—	—	168,740
_______________________________________________________________________________

(a)
Amount consists of cash portion of annual retainer in the amount of $85,000 and additional payments to: Ms. Gulyas and Ms. Fasone Holder for serving as Chairs of the Corporate Responsibility Committee in the amount of $3,750 each; Mr. Quinn and Ms. Gulyas for serving as Chairs of the Compensation Committee in the amounts of $4,667 and $9,333, respectively; Mr. Tomkins for serving as Chair of the Audit Committee in the amount of $17,000; and Mr. Steffen for serving as Chair of the Nominating and Governance Committee ($10,000), and as Lead Independent Director ($25,000) in the amount of $35,000. Each of Mr. Festa's and Mr. La Force's 2018 compensation, and stock awards and option awards outstanding at fiscal year end, is described in the Summary Compensation Table and Outstanding Equity Awards at Fiscal Year End 2018 table set forth in "Executive Compensation—Compensation Tables," below. Mr. Festa received a pro-rata portion of each of his annual cash retainer and his additional cash retainer for serving as Non-executive Chairman. For information on Outstanding Equity Awards at Fiscal Year End 2018 for Mr. Festa and Mr. La Force, see "Executive Compensation - Compensation Tables - Outstanding Equity Awards at Fiscal Year End 2018."

(b)	Reflects the aggregate grant date fair value of the equity portion of the annual retainer of 1,478 shares of Grace common stock calculated in accordance with FASB ASC Topic 718.

(c)
Consists of charitable contributions paid during 2018 to academic institutions at the request of the director pursuant to the W. R. Grace Foundation Inc.'s Matching Grants to Education Program. The program's purpose is to assist the primary educational objectives of approved institutions of higher education in the United States and Canada. The foundation will match, dollar for dollar, personal gifts made by employees and directors to qualified colleges, universities and secondary schools up to a maximum of $3,000 per year.

(d)	Mr. Baldwin resigned from our Board of Directors and all committees effective May 9, 2018.

(e)	Mr. Yanai joined our Board of Directors on May 9, 2018.
Director Compensation Process
Our director compensation program is intended to enhance our ability to attract, retain and motivate nonemployee directors of exceptional ability and to promote the common interests of directors and shareholders in enhancing the value of Grace. The Compensation Committee reviews director compensation at least annually. The Compensation Committee has the sole authority to engage a consulting firm to evaluate director compensation and, in 2018, engaged Willis Towers Watson, or "WTW," a human resources consulting firm, to assist in establishing director compensation. The Compensation Committee determines director compensation based on recommendations and information provided by WTW and based on reviewing commercially available survey data from WTW related to general industry director compensation trends at companies of comparable size and our peer group companies (as described under the caption "Executive Compensation—Compensation Discussion and Analysis").

OTHER INFORMATION
Stock Ownership of Certain Beneficial Owners and Management
The following table sets forth the amount of Grace common stock beneficially owned, directly or indirectly:

•
as of the date of the most recent Schedule 13D or Schedule 13G (or amendment thereto) filed by such person with the SEC on or before February 28, 2019, by each person that is the beneficial owner of more than 5% of the outstanding shares of Grace common stock as reflected in such Schedule 13D or Schedule 13G (or amendment thereto); and

•	as of February 28, 2019 by:

◦	each current director and nominee;

◦	each of the executive officers named in the Summary Compensation Table set forth in "Executive Compensation—Compensation Tables"; and

◦	all current directors, nominees, and executive officers as a group.

Name and Address of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned		Percent (2)
40 North Management LLC (3)	9,344,510		14.0
9 West 57th Street, 30th Floor New York, NY 10019
The Vanguard Group, Inc. (4)	6,172,876		9.2
100 Vanguard Blvd. Malvern, PA 19355
R. F. Cummings	13,328
	2,000	(5)
	15,328		*
J. Fasone Holder	2,979		*
A. E. Festa	326,395
	429,439	(6)
	755,834		1.1
D. H. Gulyas	9,328		*
H. La Force	92,200
	90,232	(6)
	182,432		*
J. N. Quinn	4,752
	4,547	(5)
	9,299		*
K. G. Reiland (3)	—		*
H. R. Slack	—		*
C. J. Steffen	19,455		*
M. E. Tomkins	17,328		*
S. Yanai	1,478		*
E. C. Brown	14,845
	48,560	(6)
	63,405		*
K. N. Cole	10,831
	49,598	(6)
	60,429		*
M. A. Shelnitz	64,461
	12,097	(5)
	55,992	(6)
	132,550		*
T. E. Blaser (7)	18,910
	37,039	(6)
	55,949		*
Current directors, nominees, and executive officers as a group (14 persons)	577,380
	18,644	(5)
	710,860	(6)
	1,306,884		2.0
_______________________________________________________________________________
*    Indicates less than 1.0%.

(1)
The address of each of our directors and executive officers is c/o Corporate Secretary, W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044. Except as otherwise indicated, to our knowledge, each individual, along with his or her spouse, as applicable, has sole voting and investment power over the shares.

(2)	Based on 66,741,089 shares of Grace common stock outstanding on February 28, 2019, plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act to the extent applicable.

(3)
40 North Management LLC ("40 North Management"), 40 North Latitude Fund LP ("40 North Latitude Feeder"), 40 North GP III LLC ("40 North GP III"), 40 North Latitude Master Fund Ltd. ("40 North Latitude Master"), David S. Winter and David J. Millstone, beneficially owns 9,344,510 shares of Grace common stock (the "40 North Shares"). Each of 40 North Management, 40 North Latitude Master, 40 North Latitude Feeder, 40 North GP III, Mr. Winter and Mr. Millstone may be deemed the beneficial owner of all of the 40 North Shares. 40 North Management may be deemed to have sole power to vote and sole power to dispose of all of the 40 North Shares, whereas the other reporting persons having beneficial ownership may be deemed to have shared power to vote and shared power to dispose of such 40 North Shares as they may be deemed to have beneficial ownership of. 40 North Management serves as principal investment manager to 40 North Latitude Feeder and 40 North Latitude Master. As such, 40 North Management has been granted investment discretion over portfolio investments, including the 40 North Shares. Mr. Winter and Mr. Millstone serve as the sole members and principals of each of 40 North Management and 40 North GP III, and as the sole directors of 40 North Latitude Master. The ownership information set forth is based in its entirety on material contained in Schedules 13D/A filed with the SEC by 40 North Management LLC on December 13, 19 and 26, 2018, and February 20, 2019, respectively. Director nominee, Kathleen Reiland, is the 40 North Designee, pursuant to the Letter Agreement.

(4)
The Vanguard Group, Inc. ("VGI") beneficially owns in the aggregate 6,172,876 shares of Grace common stock by means of: sole voting power over 35,489 shares; shared voting power over 13,674 shares; sole investment power over 6,130,332 shares; and shared investment power over 42,544 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of VGI, is the beneficial owner of 28,870 shares as a result of serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of VGI, is the beneficial owner of 20,293 shares as a result of its serving as investment manager of Australian investment offerings. The ownership information set forth is based in its entirety on material contained in a Schedule 13G/A filed with the SEC by VGI on February 11, 2019.

(5)	Shares owned by trusts and other entities as to which the person has the power to direct voting and/or investment.

(6)
Shares of Grace common stock to be issued upon the exercise of stock options that are exercisable and shares of Grace common stock with respect to which investment or voting power will vest within 60 days after February 28, 2019. Pursuant to SEC rules, such shares are deemed to be beneficially owned as of such date.

(7)	Mr. Blaser resigned as Senior Vice President and CFO, effective May 31, 2018.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2018, with respect to our compensation plans under which shares of Grace common stock are authorized for issuance upon the exercise of options, warrants or other rights. The only such compensation plans in effect are stock incentive plans providing for the issuance of stock options, restricted stock and other equity awards.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(2)	Weighted-average exercise price of outstanding options, warrants and rights ($)(2)(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities to be issued upon exercise of outstanding options, warrants and rights) (#)(2)(4)
Equity compensation plans approved by security holders(1)	2,302,852	72.34	7,455,144
_______________________________________________________________________________

(1)
The 2014 Stock Incentive Plan (the "2014 Plan") was approved on behalf of Grace shareholders by the Official Committee of Equity Security Holders in the Grace Chapter 11 case and by the U.S. Bankruptcy Court and U.S. District Court for the District of Delaware as part of our Joint Plan of Reorganization, which became effective on February 3, 2014. The 2018 Stock Incentive Plan (the "2018 Plan") was approved by the Grace shareholders on May 9, 2018.

(2)
Under the 2014 Plan, there are 1,868,791 shares of Grace common stock to be issued upon the exercise of outstanding options (the weighted-average exercise price of outstanding options is $72.35), 311,371 shares to be issued upon completion of the performance period for stock-settled performance-based units, or "PBUs" (assuming 120% of target payout for the 2016-2018 PBUs and the maximum number of shares in respect of all other outstanding PBUs) and 95,719 shares to be issued upon completion of the vesting period for stock-settled restricted stock units, or "RSUs," awards. Under the 2018 Plan, there are 5,004 shares of Grace common stock to be issued upon the exercise of outstanding options (the weighted-average exercise price of outstanding options is $67.96), 1,074 shares to be issued upon completion of the performance period for stock-settled PBUs (assuming the maximum number of shares are earned in respect of outstanding PBUs) and 3,508 shares to be issued upon completion of the vesting period for stock-settled RSU awards.

(3)	The calculation of weighted-average exercise price does not take outstanding PBUs and RSUs into account.

(4)
Amount represents the number of shares of Grace common stock available for issuance pursuant to stock options, restricted stock, PBUs and other awards that could be granted in the future under the 2018 Plan.

Section 16(a) Beneficial Ownership Reporting Compliance
Under Section 16(a) of the Exchange Act, our directors, certain of our officers, and beneficial owners of more than 10% of the outstanding Grace common stock are required to file reports with the SEC concerning their ownership of and transactions in Grace common stock or other Grace securities; these persons are also required to furnish us with copies of these reports. Based upon the reports and related information furnished to us, we believe that all such filing requirements were complied with in a timely manner during and with respect to 2018.
Related Party Transactions
Our Board of Directors recognizes that transactions involving related persons in which Grace is a participant can present conflicts of interest, or the appearance thereof, so our Board has adopted a written policy as part of the Grace Corporate Governance Principles (which are available on our website at www.grace.com/en-us/corporate-leadership/Pages/Governance.aspx) with respect to related person transactions. The policy applies to transactions involving related persons that are required to be disclosed pursuant to SEC regulations, which are generally transactions in which:

•	Grace is a participant;

•	the amount involved exceeds $120,000; and

•	any related person, such as a Grace executive officer, director, director nominee, 5% shareholder or any of their respective family members, has a direct or indirect material interest.
Each such related person transaction shall be reviewed, determined to be in, or not inconsistent with, the best interests of Grace and its shareholders and approved or ratified by:

•	the disinterested members of the Audit Committee, if the disinterested members of the Audit Committee constitute a majority of the members of the Audit Committee; or

•	the disinterested members of our Board.
In the event a related person transaction is entered into without prior approval and, after review by the Audit Committee or our Board, as the case may be, the transaction is not ratified, we will make all reasonable efforts to cancel the transaction.
Agreements with Certain of our Shareholders
On February 20, 2019, we entered into a letter agreement (the “Letter Agreement”) with 40 North Management LLC, 40 North GP III LLC, 40 North Latitude Master Fund Ltd. and 40 North Latitude Fund LP (collectively, the “40 North Parties ”) pursuant to which, among other things, our Board adopted a resolution increasing the size of the Board from nine to eleven directors, and we included Kathleen G. Reiland and Henry R. Slack on the slate of director nominees recommended by our Board in this Proxy Statement and on our related proxy card. For the amount of Grace common stock beneficially owned, directly or indirectly, by the 40 North Parties, see "Other Information - Stock Ownership of Certain Beneficial Owners and Management," above.
Pursuant to the Letter Agreement, the 40 North Parties agreed to certain standstill restrictions pursuant to which the 40 North Parties will refrain from taking certain actions with respect to the Company and Grace common stock and agreed to cause the shares of Grace common stock over which they have the right to vote to be voted (i) in favor of all nominees for director recommended by our Board, (ii) against any nominees for director not recommended by our Board and (iii) against any proposals to remove any director. The 40 North Parties may extend the effectiveness of the Letter Agreement into 2021. Concurrently with the execution of the Letter Agreement, the Company and the 40 North Parties entered into an agreement (the “Confidentiality Agreement”) pursuant to which the 40 North Parties agreed to keep confidential certain information pursuant to the terms and conditions set forth therein. The foregoing descriptions of the Letter Agreement and the Confidentiality Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Letter Agreement, which we filed with the SEC on February 28, 2019, as Exhibit 10.22 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT
OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP ("PwC") to be Grace’s independent registered public accounting firm for 2019. Although the submission of this matter for shareholder ratification at the Annual Meeting is not required by law, regulation or our By-laws, our Board is nevertheless doing so to determine the shareholders' views. If the selection is not ratified, the Audit Committee will reconsider its selection of PwC for future years.
PwC acted as independent accountants for Grace and its consolidated subsidiaries during 2018 and has been retained by the Audit Committee for 2019. A representative of PwC will attend the Annual Meeting, will be available to answer questions, and will have an opportunity to make a statement if he or she wishes to do so.
OUR BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR”
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS GRACE'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019.

Principal Accountant Fees and Services
The Audit Committee of our Board of Directors selected PwC to act as our principal independent accountants for 2018. The following table sets forth the fees and expenses that we incurred for the services of PwC for the year ended December 31, 2017, and our estimate of the fees and expenses that we incurred for the year ended December 31, 2018:

Fee Description	2018*	2017
Audit Fees	$3,223,000	$2,563,000
Audit-Related Fees	59,000	—
Tax Fees	718,000	489,000
All Other Fees	7,000	26,000
Total Fees	$4,007,000	$3,078,000
_______________________________________________________________________________

*	For 2018, amounts are current estimates in respect of services received for which final invoices have not been submitted.
Audit Services relate to the audit of our consolidated financial statements and our internal controls over financial reporting (as required under Section 404 of the Sarbanes-Oxley Act of 2002); the reviews of our consolidated quarterly financial statements; services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; services in connection with the implementation of new accounting or financial standards; and consents and assistance with respect to our SEC filings.
Audit-Related Services consisted of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Services” above.
Tax Services consisted of tax advice and compliance for non-U.S. subsidiaries, including preparation of tax returns, and advice and assistance with transfer pricing compliance.
All Other Fees consisted of license fees for access to accounting, tax, and financial reporting literature and non-financial agreed-upon procedures.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has adopted a preapproval policy that requires the Audit Committee to specifically preapprove the annual engagement of the independent accountants for the audit of our consolidated financial statements and internal controls. The policy also provides for general preapproval of certain audit-related, tax and other services provided by the independent accountants. Any other services must be specifically preapproved by the Audit Committee. However, the Chair of the Audit Committee has the authority to preapprove services requiring immediate engagement between scheduled meetings of the Audit Committee. The Chair must report any such preapproval decisions to the full Audit Committee at its next scheduled meeting. During 2017 and 2018, no audit-related, tax, or other services were performed by PwC without specific or general approval as described above. We have been advised by PwC that a substantial majority of the hours expended on their engagement for the 2018 audit of our consolidated financial statements and internal controls were attributed to work performed by PwC's full-time, permanent employees.

Audit Committee Report
The following is the report of the Audit Committee of our Board of Directors with respect to Grace’s audited consolidated financial statements for the year ended December 31, 2018, which include the consolidated balance sheets of Grace as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, cash flows, and changes in equity for each of the three years in the period ended December 31, 2018, and the notes thereto (collectively, the “Financial Statements”).
The Audit Committee consists of the following members of our Board: Mark E. Tomkins (Chair), Robert F. Cummings, Jr., Julie Fasone Holder, Diane H. Gulyas, Jeffry N. Quinn, Christopher J. Steffen and Shlomo Yanai. Each of the members of the Audit Committee is “independent," as defined under the NYSE’s listing standards and the rules and regulations of the Securities Exchange Act of 1934, as amended. The Audit Committee operates under a written charter adopted by our Board of Directors.
The Audit Committee is responsible for reviewing the financial information that Grace provides to shareholders and others, and for overseeing Grace’s internal controls and its auditing, accounting and financial reporting processes generally. The Audit Committee’s specific responsibilities include: (1) selection of an independent registered public accounting firm to audit Grace’s annual consolidated financial statements and its internal control over financial reporting; (2) serving as an independent and objective party to monitor Grace’s annual and quarterly financial reporting process and internal control system; (3) reviewing and appraising the audit efforts of Grace’s independent registered public accounting firm and internal audit department; and (4) providing an open avenue of communication among the independent registered public accounting firm, the internal audit department, management and our Board of Directors.
The Audit Committee has reviewed and discussed the audited financial statements of Grace for the year ended December 31, 2018, with Grace’s management.
The Audit Committee has discussed with PwC, Grace’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.
The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC the independence of PwC.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board of Directors that Grace’s audited financial statements be included in Grace’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.
AUDIT COMMITTEE
Mark E. Tomkins, Chair
Robert F. Cummings, Jr.
Julie Fasone Holder
Diane H. Gulyas
Jeffry N. Quinn
Christopher J. Steffen
Shlomo Yanai

PROPOSAL THREE

ADVISORY VOTE TO APPROVE THE COMPENSATION
OF
GRACE'S NAMED EXECUTIVE OFFICERS
Under Section 14A of the Exchange Act, our shareholders are entitled to vote on a proposal to approve on an advisory (non-binding) basis, the compensation of the executive officers named in the Summary Compensation Table set forth in "Executive Compensation—Compensation Tables." This vote is generally referred to as a "Say on Pay" vote. Accordingly, we are asking shareholders to approve, on an advisory basis, the following resolution:
RESOLVED, that the compensation paid to the Corporation's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
We do not intend that this vote address any specific items of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this Proxy Statement. This vote is advisory and not binding on Grace, the Compensation Committee or our Board. However, as the vote is an expression of our shareholders’ views on a significant matter, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions. We currently hold such advisory vote each year and expect to hold another advisory vote at our 2020 Annual Meeting of Shareholders.
The principal components of pay under our 2018 executive compensation program were annual base salary, annual cash incentive awards and long-term incentive awards, which consisted of stock options, PBUs and RSUs. The performance measures for the 2018 annual cash incentive awards were Adjusted EBIT (weighted 50%), Adjusted Free Cash Flow (weighted 25%), and Adjusted Net Sales (weighted 25%). For PBUs, which represent 50% of the value of our Long-Term Incentive Plan, or "LTIP," awards (other than for Mr. Festa in connection with his retirement as CEO), the amount of an individual payout under a PBU award is based upon: an award recipient’s PBU target share amount; the growth in our LTIP Adjusted EPS over the three-year performance period; the Total Shareholder Return (or "TSR") for the three-year performance period as compared to a similar figure for the Russell 1000 Index; and the value of Grace common stock on the payout date. We encourage our shareholders to read the Compensation Discussion and Analysis set forth under "Executive Compensation" which describes our 2018 compensation program in detail as well as Annex A hereto, which provides important information about Non-GAAP performance measures.
We believe that the information we have provided in this Proxy Statement shows that we have designed our executive compensation program to attract, motivate and retain a highly qualified and effective executive team and to promote long-term shareholder value, strong annual and long-term operational and financial results, and ethical conduct in accordance with the Grace Core Values. The Grace Core Values consist of a commitment to teamwork, performance, integrity, speed and innovation, which, with our overall commitment to safety, are the foundation of our corporate culture.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL ON AN ADVISORY BASIS
OF THE COMPENSATION OF GRACE'S NAMED EXECUTIVE OFFICERS
AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary

Grace Delivered Strong Financial and Operating Performance In 2018

In 2018, we continued to execute our profitable growth strategy and delivered strong revenue and earnings growth. We believe that we have positioned the Company for long-term value creation for our shareholders.

•
Adjusted Net Sales[1] increased 14.9% to $1,934.9 million; sales growth was driven by strong customer demand for our innovative catalysts and process technology solutions and our silicas technologies, resulting in volume growth and improved pricing; the 2018 polyolefin catalysts acquisition contributed 5.0% to year-over-year growth;

•	Adjusted EBIT[1] grew 10.3% to $456.7 million; Adjusted EBIT was driven by solid volume growth, improved pricing and higher margins, and the polyolefin catalysts acquisition;

•	Adjusted EPS[1] was $4.14 per share, up 21.8% including 12.7% from stronger business performance and 9.1% from a lower effective tax rate; and

•
Adjusted Free Cash Flow[1] decreased $39.4 million to $234.6 million, primarily due to $91.1 million of higher capital spending related to our multi-year investments to meet customer demand for our high-value polyolefin catalysts and silicas technologies, and to drive operating excellence.

We continued to execute our disciplined capital allocation strategy focused on high-return growth and productivity investments, synergistic bolt-on acquisitions, and returning capital to shareholders, all while targeting a conservative 2.0x to 3.0x net leverage:

•	Invested more than $200 million in capital, including strategic investments to support growth in our Specialty Catalysts and Materials Technologies businesses;

•	Invested $418 million to acquire the global leader in single-site catalysts to accelerate our Specialty Catalysts growth plan;

•	Returned $145 million of cash to our shareholders by repurchasing $80 million of our common stock and paying $65 million in dividends, a 12.7% increase in total dividends paid over last year; and

•
Refinanced over $500 million of debt, reducing our overall borrowing costs by 50 basis points and fixing the interest rate on 85% of our long-term debt to minimize interest rate risk in anticipation of a rising rate environment.

Grace believes that it is well positioned to deliver strong operating results and long-term sustainable growth to achieve the goals outlined in our 2016-2021 Financial Framework.

Grace Continued to Build on its Solid Foundation for Long-Term Value Creation in 2018

2018 was also noteworthy for other key events that we believe will ensure that the Company continues its strong financial and operational performance.

The Board of Directors successfully concluded its Chief Executive Officer (or "CEO") succession plan by electing Hudson La Force President and CEO in November 2018 - recognizing his strategic vision, deep understanding of Grace's customers and operations, proven leadership, and focus on value creation. In its continued efforts to add new talents and perspectives, the Board elected Shlomo Yanai as an independent director, the fourth new independent board member elected in the last five years.
1 Where to find further information on non-GAAP performance measures: For a discussion of our non-GAAP performance measures, definitions, reconciliations, and other important information, see Annex A to this proxy statement, which includes cross-references to the Company's 2018 Annual Report on Form 10-K for GAAP and non-GAAP information. Non-GAAP performance measures include: Adjusted EBIT; Adjusted Free Cash Flow; Adjusted Net Sales; and Adjusted EPS. These non-GAAP financial measures do not purport to represent income or liquidity measures as defined under GAAP, and should not be considered as alternatives to such measures as an indicator of our performance.

On March 2, 2018, the Company held an Investor Day at the New York Stock Exchange (or "NYSE"). We presented our long-term strategic framework for profitable growth to investors, highlighting the Company's strong strategic positions and sustainable drivers of profitable growth. Our growth strategy has four well-defined elements:

•	Invest to accelerate growth and extend our competitive advantages;

•	Invest in great people to strengthen our high-performance culture;

•	Execute the Grace Value Model to drive operating excellence; and

•	Acquire to build our technology and manufacturing capabilities for our customers.
The Grace Value Model (or "GVM") is an important part of our growth strategy. The GVM is a tightly-aligned operating excellence model designed to accelerate growth and profitability for the Company. At the Company level, we focus on portfolio, strong strategic position, and disciplined capital allocation. We invest to grow our businesses, improve our strategic position, and maintain our high Return on Invested Capital (or "ROIC"). At the business level, we focus on customers, innovation, growth and profitability. We invest in R&D and technology innovation to drive customer-focused, solutions-oriented innovation, and we invest in the Grace Manufacturing System (or "GMS") as the foundation of our operating excellence strategy. Linking and enabling all of these elements are great talent, high-performance culture, and integrated business management processes. Our ability to rigorously execute the Grace Value Model is a principal source of our competitive advantage in the global marketplace and our financial performance.
On April 3, 2018, we acquired the leading polyethylene single-site catalysts business. This high-growth platform is now fully integrated into our Specialty Catalysts business, and we believe significantly enhances the opportunities we have to grow with our customers.
In addition to appointing Mr. La Force as CEO in 2018, we made several key additions to our senior leadership team.

In January, we appointed Sam Mills as Vice President, Integrated Supply Chain to lead implementation of the GMS. To help drive our strong organic growth and innovation opportunities, in August, we hired Jag Reddy as Vice President, Strategy and Growth, a new role within Grace. Finally, in November, we appointed Laura Schwinn President, Specialty Catalysts to drive the long-term success of that business.

Our success delivering value to our customers and investors will determine how we perform as a Company compared to our goals, and thus will be directly linked to the compensation of our named executive officers. Our compensation programs are a key driver of our high-performance culture. Our leaders drive performance and are role models for delivering results.

Key 2018 Fiscal Year Business Performance Results and Metrics

Our results reflect strong performance across our organization. Our 2018 Annual Incentive Compensation ("AICP") Adjusted EBIT and AICP Adjusted Net Sales were well above our 2018 annual operating plan. AICP Adjusted Free Cash Flow met our 2018 annual operating plan. This performance resulted in 116% of the Target AICP Incentive Pool being funded. See "2018 AICP Funding," below. The charts below illustrate key performance metrics used in our compensation determinations.

Our Compensation Program for 2018
The principal components of compensation under our executive compensation program are annual base salary, annual cash incentive awards, and long-term incentive awards, which, in 2018, consisted of PBUs, RSUs, and stock options. We use this mix of fixed and variable pay components with different payout forms (cash, stock and stock options) to reward annual and sustained long-term performance. These components afford the committee the appropriate mechanisms to reward management for Grace performance. We continuously monitor best practices in compensation plan design to ensure alignment between pay and performance.
We base the measures that we use to assess our performance for purposes of determining annual cash incentive awards for executive officers on our annual operating plan goals, which are directly tied to the pay outcomes of our executive officers. For the 2018 AICP, we used the following metrics to quantify performance:

•	Adjusted EBIT (weighted 50%) — demonstrates our effectiveness at growing the Company profitably through our focus on value selling, manufacturing excellence, and operating cost productivity.

•	Adjusted Free Cash Flow (weighted 25%) — reflects how well we manage our business as a whole; including net sales and profit growth and the investment required to support that growth.

•
Adjusted Net Sales (weighted 25%) — emphasizes the importance of top-line growth in measuring our market segment performance and confirmation of our ability to earn the confidence and trust of our customers.

Based on our 2018 business plan, and operational and growth initiatives, we believe these measures continue to best reflect our ability to grow our businesses profitably, and maximize operational efficiency and cash flow. They also allow us to provide meaningful incentives that are competitive in our industry, which we believe encourages our executives to drive sustained results and long-term shareholder value. The committee recognizes the importance of strong earnings and cash generation to Grace’s strategic plans, while also seeking to stress the importance of top-line sales growth. Accordingly, the committee uses Adjusted EBIT as the most heavily-weighted factor, with Adjusted Net Sales weighted equally with Adjusted Free Cash Flow as performance measures.
PBUs are designed to align leadership focus with our expectations for the ongoing success of our business, and for driving long-term shareholder value. Specifically, the value of an individual PBU award at vesting is based upon the:

•	Individual’s PBU target share amount;

•	Growth in our Long-Term Incentive Plan (or "LTIP") Adjusted EPS over the three-year performance period;

•	Total Shareholder Return (or "TSR") for the three-year performance period as compared to a similar figure for the Russell 1000 Index; and

•	Value of Grace common stock on the payout date.
The value of an RSU at vesting is equal to the value of Grace common stock at that time, and the value of stock options is directly related to the increase in value of our stock, so both RSUs and stock options provide direct alignment between the interests of our executive officers and shareholders.
During 2018, our LTIP grants consisted of three components: PBUs (50% of LTIP value), RSUs (25% of LTIP value), and stock options (25% of LTIP value). The PBUs consist of a target award of shares that can be increased, decreased, or forfeited based on Grace's results over a three-year performance period as compared to baseline performance during the year prior to the performance period. The number of PBU shares to be paid out is based upon EPS growth targets, subject to adjustment, up or down, by a factor of 25% if relative TSR for the three-year performance period is above the 75th percentile or below the 25th percentile of the Russell 1000 Index, respectively, subject to a maximum funding percentage. The three-year EPS targets are set taking into account anticipated repurchases by the Company of its common stock; the committee has discretion to adjust for share repurchases above or below such anticipated levels. The PBUs "cliff vest" after the completion of the three-year performance period. The RSUs vest in three equal annual installments and will be settled within 60 days of those vesting dates. The stock options vest in three equal annual installments and have a five-year term from the grant date.

Compensation and Governance Best Practices
The following are some of the key elements of our Executive Compensation Program.
What We Do

We foster direct pay-for-performance linkage	We conduct thorough assessments of executive and Company performance
We have an appropriate mix of compensation; with a significant portion of compensation "at-risk"	Our Compensation Committee has discretion to limit certain incentive compensation payouts
We carefully align compensation with shareholder interests	Our Board of Directors committees are composed entirely of independent directors
Our compensation plan structure mitigates risk	We have a well-designed succession plan
We offer very limited executive personal benefits	We have a clawback policy for misconduct leading to a restatement of financial results
Our shareholders have an annual say-on-pay vote	Our Compensation Committee has an independent compensation consultant
We maintain robust stock ownership guidelines	We have double trigger change in control equity treatment in our new stock incentive plan

What We Don't Do

We do not provide tax gross-ups, except for relocations	We do not permit hedging or pledging of Grace securities by executives
We replaced individual severance agreements with the Executive Severance Plan	We limit transferability of stock incentive compensation
We do not grant options below fair market value	We do not grant excessive perquisites
We do not permit option repricing without shareholder approval	We review salaries annually, but do not guarantee annual salary increases

Alignment between Pay and Performance
The committee believes that the Company’s executive compensation program provides a strong linkage between pay and performance and is well-aligned with shareholder interests. Our measures of performance under our AICP and LTIP — EBIT, EPS, cash flow, and sales as well as TSR, are accepted measures of financial success by the investment community, and similar measures are also used by our peer companies in various forms of incentives. The committee sets targets for these measures based on the macroeconomic environment, competitive dynamics, and factors unique to the Company. The committee designs these targets which, if attained, represent excellent performance by the Company. If the Company achieves or exceeds these targets, the committee believes executives generally should be rewarded with higher payouts of awards, and if targets are not met, executives generally should receive lower or no awards.
Our CEO Pay during the Leadership Transition
On November 8, 2018, we announced that, in accordance with our previously reported leadership succession plans, Mr. Festa had retired as CEO of the Company, and Mr. La Force had been elected President and CEO. Mr. Festa continues as Non-executive Chairman of our Board of Directors. Unless otherwise indicated, Mr. Festa's compensation is based on the period between January 1, 2018, and November 8, 2018.

Mr. Festa's Compensation At-A-Glance
Mr. Festa's total direct compensation as CEO for 2018 (total direct compensation as CEO excludes pension changes and certain other annual compensation such as director compensation after retirement as CEO) was $6,294,192, a decrease of 2.4% compared with the prior year. This decrease resulted from the proration of salary and bonus calculations due to his retirement during the year. Mr. Festa's base salary had remained the same between 2011 and 2018. The total value of Mr. Festa's LTIP grant in 2018 remained the same as in 2017, although the components thereof changed, as described below. The chart below shows the components of pay awarded in 2018 compared with the prior year. For more details about the structure of Mr. Festa's compensation, see "—Compensation Tables—Summary Compensation Table" below.

F. Festa Compensation Element	2018 ($)	2017 ($)	Percentage Increase (Decrease) (%)
Base Salary	835,000	975,000	(14.4)
Annual Cash Incentive	1,208,500	1,218,800	(0.8)
Fair Market Value of Stock Option Grant	2,125,667	1,064,660	99.7
Fair Market Value of PBU Grant (1)	—	2,125,019	(100.0)
Fair Market Value of RSU Grant	2,125,025	1,062,509	100.0
Total Direct Compensation	6,294,192	6,445,988	(2.4)
_______________________________________________________________________________

(1)
Given Mr. Festa’s retirement plans for later in the year, in February 2018, as the Company then reported, the committee modified Mr. Festa's compensatory arrangements as follows: (a) for 2018 stock awards and option awards, the forms of awards were 50% stock options and 50% RSUs, rather than including a percentage of PBUs; and (b) with respect to vesting of stock awards — (i) stock options, RSUs and PBUs were not pro-rated or forfeited in connection with Mr. Festa’s retirement as CEO; (ii) stock options and RSUs, as time-based awards, continued to vest according to the applicable original vesting schedules; (iii) PBUs will vest based upon performance of the Company during the applicable original three-year performance periods; and (iv) the stock option exercise periods will be equal to the full terms of the stock options, and were not truncated based upon Mr. Festa’s retirement as CEO. The committee determined not to grant PBUs to Mr. Festa as his retirement had been announced prior to the start of the performance period and in view of the new role that Mr. Festa would undertake in his continued service to the Company as its Non-executive Chairman.

Mr. La Force's Compensation At-A-Glance
Mr. La Force's total direct compensation (total compensation as reported in the Summary Compensation Table less pension changes and other annual compensation) for 2018 was $2,660,052, an increase of 20.3% compared with the prior year. His base salary increased from $600,000 to $650,000 in April 2018, as Mr. La Force's managerial responsibilities expanded. In November 2018, his base salary increased from $650,000 to $850,000 upon his formal election as CEO. The 2018 LTIP grants to Mr. La Force were made in February 2018, when he was our President and Chief Operating Officer. The chart below shows the components of pay awarded in 2018 compared with the prior year. For more details about the structure of Mr. La Force's compensation, see "—Compensation Tables—Summary Compensation Table."

H. La Force Compensation Element	2018 ($)	2017 ($)	Percentage Increase (Decrease) (%)
Base Salary	667,243	600,000	11.2
Annual Cash Incentive	692,700	510,000	35.8
Fair Market Value of Stock Option Grant	325,098	275,565	18.0
Fair Market Value of PBU Grant	649,985	550,000	18.2
Fair Market Value of RSU Grant	325,026	275,000	18.2
Total Direct Compensation	2,660,052	2,210,565	20.3
Set forth below is Mr. La Force's Full-Year 2019 Pro Forma Compensation at Target, as determined by the committee. The committee decided upon the terms and conditions of Mr. La Force's compensation in his new role, with input from its independent compensation consultant. In reaching its determination of the various compensation elements set forth in the table, the committee considered: peer and survey data from similarly-sized industrial companies; the Board's determination to separate the positions of CEO and Chairman of the Board of Directors; and Mr. La Force's experience relative to the President and CEO position.

H. La Force Compensation Element	Full-Year 2019 Pro Forma Compensation at Target(1) ($)
Base Salary	850,000
Annual Cash Incentive	850,000
Stock Option Grant	700,000
PBU Grant	1,400,000
RSU Grant	700,000
Total Direct Compensation	4,500,000
_______________________________________________________________________________
(1)    "At Target" would entail meeting designated AICP and LTIP performance targets at the 100% level.

Overview of Our Executive Compensation Program and Philosophy
Key Objectives
The key objectives of the Grace executive compensation program for executive officers are to incentivize and motivate our executive officers to improve our performance and increase shareholder value; and to enable us to compete effectively with other firms in attracting, motivating and retaining executives. We designed the incentive compensation portion of the program to closely align the financial interests of our executive officers with those of our shareholders. Because executive officers have a substantial ability to influence business success, we believe that the portion of compensation that is at-risk based on organization-wide performance should increase as the level of responsibility increases.
We also expect the executive compensation program to be effectuated consistently with our culture of ethical conduct, personal integrity, and compliance with both our policies and applicable law. We expect our executive officers to lead by example, modeling our Grace Core Values in their daily business conduct. The Grace Core Values consist of a commitment to teamwork, performance, integrity, speed and innovation, which, with our overall commitment to safety, are the foundation of our corporate culture.
Stock Ownership Guidelines
Our Board has designed and implemented stock ownership guidelines to align the long-term financial interests of our directors and executive officers with the long-term interests of our shareholders. The guidelines are set forth under "Proposal One—Election of Directors—Corporate Governance—Stock Ownership Guidelines."
Annual Say-On-Pay Vote Results
At our annual meeting in May 2018, approximately 91% of the shareholder votes cast supported our executive compensation program in an advisory “say-on-pay” vote. Based on its review and consideration of the 2018 shareholder advisory vote, the committee believes these results indicate strong support for our compensation policies and confirm the importance of our maintaining a strong link between pay and performance in our compensation philosophy and market-best practices. The committee welcomes the continued input of shareholders by means of the annual advisory "say-on-pay" vote and the Company remains committed to shareholder engagement. (See "Proposal One—Election of Directors—Corporate Governance—Shareholder Engagement.")

How We Set Compensation — Elements and Target Mix
Our Board of Directors has delegated to the committee, the authority for approving and administering the compensation program for executive officers (including the "named executive officers" in the Summary Compensation Table set forth under "—Compensation Tables"). Our Board has appointed all of the independent members of our Board to serve as members of the committee.
Elements of Compensation
The following table outlines the major elements of compensation in 2018 for the named executive officers:

Compensation Element	Definition	Rationale
Base Salary	Fixed cash compensation paid monthly	Payment for completion of day-to-day responsibilities
Annual Incentive Compensation Plan	Variable cash compensation earned by annual personal performance and achievement of pre-established annual corporate financial performance goals	Builds accountability for achieving annual financial and business results and personal performance goals
Long-Term Incentive Compensation Plan (Stock Options)	Equity compensation with staggered vesting that increases in value with increases in stock price; value is equivalent to 25% of executive officer's long-term incentive grant value for the year	Builds accountability for sustained financial results; Aligns long-term interests of executive officers and shareholders; Encourages executive retention
Long-Term Incentive Compensation Plan (PBUs)	Equity compensation subject to performance-based vesting criteria over a three-year period; value is equivalent to 50% of executive officer's long-term incentive grant value for the year	Builds accountability for sustained financial results; Aligns long-term interests of executive officers and shareholders; Encourages executive retention
Long-Term Incentive Compensation Plan (RSUs)	Equity compensation with staggered vesting that increases in value with increases in stock price; value is equivalent to 25% of executive officer’s long-term incentive grant value for the year	Builds accountability for sustained financial results; Aligns long-term interests of executive officers and shareholders; Encourages executive retention
U.S. Defined Contribution Retirement Plans	Savings and Investment Plan (401(k))-Standard tax-qualified defined contribution retirement benefit subject to limitations on compensation and benefits under the U.S. Tax Code	Provides U.S. employees with the opportunity to save for retirement on a tax-advantaged basis with matched contributions from Grace
	Savings and Investment Plan Replacement Payment Plan (nonqualified)	Provides certain highly-paid U.S. employees with the opportunity for the same level of Grace match as other participants in the Savings and Investment Plan, notwithstanding U.S. Tax Code limitations
U.S. Defined Benefit Retirement Plans	Retirement Plan for Salaried Employees ("Pension Plan") - Standard tax-qualified pension plan subject to limitations on compensation and benefits under the U.S. Tax Code	Provides U.S. employees with retirement income
	Supplemental Executive Retirement Plan (nonqualified)	Provides certain highly-paid U.S. employees with the same benefit formula as other participants in the Pension Plan, notwithstanding U.S. Tax Code limitations

Target Compensation Mix
As determined by the committee, and informed by market practices, our compensation mix at target (shown below for both our now-former CEO and, collectively, for the other named executive officers) is largely incentive-based. The charts below include annualized 2018 base salary, target AICP, and grant date fair values for the LTIPs granted in 2018. The charts illustrate how the mix of target total direct compensation for our named executive officers emphasizes incentive compensation, with a significant focus on long-term incentives tied to our long-term performance. Further, the charts indicate the high percentage of executive compensation that is "at-risk," demonstrating the linkage of shareholder interests and executive officer performance goals. As described above, the committee determined not to grant PBUs to Mr. Festa in 2018 as his retirement had been announced prior to the start of the performance period and in view of his new role. For Mr. La Force's 2019 Pro Forma Compensation At Target, see the chart above.
CEO and NEO Compensation Mix At Target*

F. Festa Compensation Mix At Target	Other NEO Compensation Mix At Target

_______________________________________________________________________________

*
In 2017, the last full year before Mr. Festa's retirement as CEO, his compensation mix at target included 33% "at risk" PBUs for a total of 68% of his compensation mix at target being "at risk." 2017 was more representative of Company standard practice.

Compensation Benchmarking
In order to gauge market compensation levels and practices, the committee has retained the services of Willis Towers Watson, or "WTW," an independent risk management and human resources consulting firm. Periodically, the committee consults with WTW for an assessment of our executive officer compensation program relative to the competitive market.
The committee has selected the companies below as our compensation peer group based upon their industry (those being chemicals, materials and specialty chemicals), size and global scope, revenues, profitability, market capitalization, market for talent, and the availability of public information regarding their compensation practices. The committee relies upon the compensation data gathered from the peer group as well as published broad industry survey data, reflecting the chemicals and general manufacturing industries, to represent the competitive market for executive talent for our executive officers, and does not focus on any specific data or benchmark for guidance when making pay decisions. The committee reviews the composition of our compensation peer group regularly to ensure that it remains suitable and appropriate, and removes companies that are no longer public entities.

Peer Group

Albemarle Corp.	International Flavors & Fragrances Inc.
Ashland Global Holdings Inc.	Minerals Technologies Inc.
Cabot Corp.	NewMarket Corporation
Celanese Corporation	Olin Corporation
Ferro Corporation	Platform Specialty Products Corporation
FMC Corp.	RPM International Inc.
GCP Applied Technologies Inc.	A. Schulman Inc.
HB Fuller Co.	Sensient Technologies Corporation
Hexcel Corp.
When reviewing the appropriateness of including companies in our peer group based on revenues, we consider the revenues of Advanced Refining Technologies LLC, our joint venture with Chevron Products Company, a division of Chevron U.S.A. Inc. (or "ART"), given our significant managerial responsibilities in connection therewith. Net sales of ART, an unconsolidated affiliate in which we have a 50% interest, were $487.5 million during 2018. We also consider ART revenues in survey benchmarking.
Contributions of the Committee, CEO and Consultant in our Executive Compensation Process
Role of the Compensation Committee
Pursuant to a delegation from our Board of Directors, the committee is responsible for reviewing and approving the compensation of all executive officers, including:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation;

•	employment agreements;

•	severance arrangements;

•	change in control agreements; and

•	any special or supplemental benefits not generally available to salaried employees.
The committee implements a highly-focused goal setting process; identifies important year-over-year and multi-year targets; and commits the program to a rigorous review annually. The committee reviews and approves all corporate goals and objectives used in determining the incentive compensation of each executive officer. Also, the committee oversees the development of succession plans for the CEO and the other executive officers. Our human resources department and legal services group provide advice and legal and administrative assistance to aid the committee in meeting its responsibilities.
The committee reviews the distribution of peer group pay practices and broad industry data and determines the appropriate positioning of each executive officer's compensation based on several factors, including:

•	the executive officer’s role and level of responsibility;

•	the executive officer's individual performance in that role;

•	the need to attract, motivate and retain world-class leadership;

•	the economic and business environment in which Grace operates;

•	the importance of the executive officer to Grace’s objectives and strategy;

•	internal comparisons of pay and roles within the executive officer group;

•	legal and governance requirements and standards related to executive compensation, including internal pay equity with other salaried employees; and

•	with respect to executive officers other than the CEO, the CEO’s recommendation of appropriate compensation levels.
The committee conducts an annual evaluation of each executive officer's leadership ability, business experience, technical skill, and potential to contribute to Grace’s overall performance. In addition, since the number of executive officers is small, the committee is able to spend considerable time with each executive officer outside committee meetings, so the committee members are able to develop strong personal views of each executive officer’s performance and potential. The committee also reviews each executive officer's existing compensation. This information, presented in the form of a "tally sheet," reflects all compensation payable or potentially payable to each executive officer under our compensation program. For each executive officer, the committee reviews the tally sheet, the peer group information, and broad industry data to provide context to the compensation decision. The committee then reviews the recommendation of the CEO, as discussed below, solely with respect to the other executive officers, and makes the compensation determination based on its individual evaluation of each executive officer.
The committee's process for determining the compensation of the CEO is similar to the process it applies to other executive officers. The committee reviews and approves corporate goals and objectives used in determining the compensation of the CEO. The committee evaluates the CEO's performance in light of those goals and objectives as well as market data, and has sole authority to determine the CEO's compensation based on this evaluation. The CEO plays no part in the committee's deliberations concerning, or approval of, his own compensation. The committee believes the CEO's compensation should be higher than the compensation of other executive officers because the CEO is uniquely positioned to influence all aspects of our operations and performance and the resulting return to our shareholders. In addition, the committee believes that a competitive compensation package that aligns the interests of the CEO with Grace's shareholders is the most effective way to incentivize the CEO and maximize company performance. The committee's view is consistent with the practices of the compensation peer group companies and the broad industry data that it has reviewed.
Role of the Chief Executive Officer
The CEO proposes compensation levels for the other executive officers. The CEO bases his recommendations for the other executive officers on his personal review of the factors considered by the committee, as described above. Although the committee affords the CEO’s recommendations significant weight, the committee retains full discretion when determining executive officer compensation. Although not a member of the committee, the CEO attends committee meetings and participates in committee deliberations regarding compensation levels for the other executive officers. The CEO is excused from deliberations regarding his own compensation and from the "executive session" portion of each meeting when the committee meets alone or alone with its outside advisors. The CEO is also excused when the committee meets separately with internal advisors from our human resources group.
Role of the Compensation Consultant
In order to add rigor in the process of setting executive officer compensation and to inform the committee of market trends, the committee has engaged the services of WTW to analyze our executive compensation structure and plan designs, and to assess whether our compensation program is competitive and supports the committee’s goal to align the interests of our executive team with the interests of our shareholders.
Specific services provided by WTW in 2018 included:

•	participation in committee meetings;

•	review of our pay-for-performance alignment;

•	review of risk factors associated with the design and administration of the Company's executive compensation program;

•	review of companies included in the compensation peer group;

•	preparation of market compensation data for executives and outside directors;

•	review of the CEO’s compensation recommendations for the other named executive officers;

•	review of compensation for the new CEO, and the Non-executive Chairman;

•	presentation of recommendations for the CEO’s compensation to the committee;

•	assessment of the share usage under our long-term incentive plan versus the peer group;

•	advice on incentive compensation plan design;

•	advice on current market trends and practices; and

•	review of compensation disclosure.
We expect WTW and our executive officers, including our CEO, and our Senior Vice President and Chief Human Resources Officer, to meet, exchange information and otherwise cooperate in the performance of their respective duties outside committee meetings.

During 2018, the Company paid fees to WTW for services rendered in respect of executive officer and director compensation in the amount of $212,297. In addition, management engaged WTW to provide additional services to the Company in an amount equal to $228,940 during 2018. These services included human capital and broking, and data, surveys and technology.
The committee has the sole authority to approve the independent compensation consultant’s fees and terms of engagement. The committee annually reviews its relationship with WTW to ensure independence. The process includes a review of the services WTW provides, the quality of those services, and fees associated with the services during 2018 as well as consideration of the factors impacting independence that the NYSE rules require. In its review, the committee noted no conflicts of interest related to the work of WTW and has determined the consultant to be independent.
Application of the Compensation Program for 2018 — Elements, Targets and Results
Base Salary
The committee generally reviews base salaries for executive officers annually, but also when roles change significantly. The committee takes into account individual performance, achievement of individual strategic objectives, changes in the breadth or scope of responsibilities, and its review of competitive compensation information described above. In 2018, Mr. La Force's salary was increased 41.7% in two steps aligning first with his increase in responsibilities leading up to the leadership transition and second, upon being elected President and CEO. In 2018, the committee increased base salaries for certain other named executive officers, as set forth in the following table, to reflect their contributions to our overall performance and to ensure that their compensation remained competitive within our peer group. In keeping with the committee’s view that a substantial portion of executive compensation should be at risk, Mr. Festa had not received an increase in base salary since 2011. None of the executive officers listed below received a salary increase in 2017.

Named Executive Officer	Base Salary Rate as of 12/31/2018 ($)(2)	Base Salary Rate as of 12/31/2017 ($)	Percentage Increase in Base Salary Rate (%)
A. E. Festa(1)	975,000	975,000	—
H. La Force(1)	850,000	600,000	41.7
E. C. Brown	395,000	375,000	5.3
K. N. Cole	370,000	350,000	5.7
M. A. Shelnitz	450,000	425,000	5.9
T. E. Blaser(1)	450,000	450,000	—
_______________________________________________________________________________

(1)
On November 8, 2018, Mr. Festa retired as CEO and became Non-executive Chairman, and Mr. La Force became President and CEO. Previously, Mr. La Force was President and Chief Operating Officer. Mr. Blaser resigned as Senior Vice President and CFO effective May 31, 2018. Mr. La Force, who was previously our CFO, has served as Acting Principal Financial Officer (or "PFO") since that time.

(2)	Salary rates for Mr. Festa and Mr. Blaser are annual rates as of their respective last dates of employment. See "Summary Compensation Table" for amounts paid.
Annual Incentive Compensation
The AICP is a cash-based, pay-for-performance incentive plan. Its purpose is to motivate and reward upper- and middle-level employees, including executive officers, for their contributions to our performance. The amount of an individual incentive award payment under the AICP is based upon:

•	the individual's AICP target amount;

•	the funding of the AICP incentive pool based on our performance; and

•	the individual's personal performance.

The committee established 2018 AICP targets in February 2018, based on the performance targets in our 2018 annual operating plan and after considering the general economic environment in which we expected to be operating during the year.

In 2018, the committee emphasized earnings, cash generation, and revenue performance in setting the annual incentive compensation plan goals. Consistent with 2017, earnings remained weighted for half of the plan, reflecting an emphasis on margins and controlling costs. The committee viewed strong cash performance as critical to our strategic direction in 2018 and a key component in our future plans and consequently weighted cash generation at 25% for 2018. The committee also gave sales equal weight at 25% for 2018 to stress the importance of revenue growth.

•	For earnings, the committee used "Adjusted EBIT."

•	For cash generation, the committee used "Adjusted Free Cash Flow."

•	For revenue growth, the committee used "Adjusted Net Sales."
Adjusted EBIT demonstrates our effectiveness at growing the Company profitably through our focus on value selling, manufacturing excellence, and operating cost productivity. Adjusted Free Cash Flow reflects how well we manage our business as a whole; including net sales and profit growth and the investment required to support that growth. Adjusted Net Sales emphasizes the importance of top-line growth in measuring our market segment performance and confirmation of our ability to earn the confidence and trust of our customers.
In setting the actual amount of the AICP incentive pool, the committee has discretion to adjust the performance objectives, adjust the calculation of each performance measure, or adjust the size of the AICP incentive pool irrespective of the achievement of performance objectives.
The 2018 AICP targets for our named executive officers remained substantially the same as in 2017, except for Mr. La Force.

Named Executive Officer	AICP Target as Percentage of Base Salary in 2018		AICP Target as Percentage of Base Salary in 2017
A. E. Festa	125%		125%
H. La Force	89%	(1)	85%
E. C. Brown	70%		70%
K. N. Cole	70%		70%
M. A. Shelnitz	70%		70%
T. E. Blaser	70%		70%
_______________________________________________________________________________

(1)
As of November 8, 2018, Mr. La Force’s AICP Target Percentage of Base Salary increased from 85% to 100%. His target for 2018 is a blended rate, based upon an 85% rate from January 1, 2018, through November 7, 2018, and a 100% rate from November 8, 2018, through December 31, 2018.

Actual awards for executive officers may range from $0 to an amount equal to 200% of the target amount, based on the factors described above.
2018 AICP Performance Targets (For results in these three AICP target categories, see below.)
The amount of the AICP incentive pool is the sum of the amounts funded in the Adjusted EBIT Pool, the Adjusted Free Cash Flow Pool, and the Adjusted Net Sales Pool. The funding of each pool is determined independently by reference to the Adjusted EBIT Target, Cash Target and Sales Target set forth in the Grace annual operating plan for the one-year performance period as follows:

2018 AICP Performance Target—Adjusted EBIT

Percentage Funded in Adjusted EBIT Pool* (%)	Grace Performance as a Percentage of Adjusted EBIT Target (%)	Grace Adjusted EBIT Target (in millions $)
200	120 or above	528
150	110	484
100	100	440
75	93	407
50	85	374
—	Below 85	Below 374
_______________________________________________________________________________

*	Actual amount funded to the Adjusted EBIT Pool is prorated on a straight line basis for performance that falls between the performance targets set forth in the table.
2018 AICP Performance Target—Adjusted Free Cash Flow

Percentage Funded in Adjusted Free Cash Flow Pool (%)*	Grace Performance as a Percentage of Adjusted Free Cash Flow Target (%)	Grace Adjusted Free Cash Flow Target (in millions $)
200	120 or above	288
150	110	264
100	100	230 - 240
75	93	213
50	85	196
—	Below 85	Below 196
_______________________________________________________________________________

*	Actual amount funded to the Adjusted Free Cash Flow Pool is prorated on a straight line basis for performance that falls between the performance targets set forth in the table.
2018 AICP Performance Target—Adjusted Net Sales

Percentage Funded in Adjusted Net Sales Pool (%)*	Grace Performance as a Percentage of Adjusted Net Sales Target (%)	Grace Adjusted Net Sales Target (in millions $)
200	110	2,072
150	105	1,978
100	100	1,884
75	98	1,846
50	95	1,789
—	Below 95	Below 1,789
_______________________________________________________________________________

*	Actual amount funded to the Adjusted Net Sales Pool is prorated on a straight line basis for performance that falls between the performance targets set forth in the table.

2018 AICP Results in Performance Target Categories
Grace's 2018 AICP results for the one-year performance period were as follows:

(in millions $)
2018 AICP Adjusted EBIT	457
2018 AICP Adjusted Free Cash Flow	235
2018 AICP Adjusted Net Sales	1,935
2018 AICP Funding
Our 2018 AICP Adjusted EBIT and AICP Adjusted Net Sales were well above our 2018 annual operating plan. Our AICP Adjusted Free Cash Flow met our 2018 annual operating plan. This performance resulted in 116% of the Target AICP Incentive Pool being funded, as shown in the following table:

2018 AICP Adjusted EBIT (in millions)	$457
Interpolated Portion of AICP Incentive Pool funded in respect of Adjusted EBIT Target	119%
2018 AICP Adjusted Free Cash Flow (in millions)	$235
Interpolated Portion of AICP Incentive Pool funded in respect of Adjusted Free Cash Flow Target	100%
2018 AICP Adjusted Net Sales (in millions)	$1,935
Interpolated Portion of AICP Incentive Pool funded in respect of Adjusted Net Sales Target	127%
Calculated AICP Incentive Pool Percentage	116%
Executive Officer Annual Incentive Compensation Plan (EAICP)—Funding of Payments
The Executive Officer Annual Incentive Compensation Plan, or EAICP, applicable to all executive officers, provides for performance-based incentives that were designed to meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended. Effective with the 2018 tax year, the Tax Cut and Jobs Act (the “TCJA”) eliminated the exception under Section 162(m) for performance-based compensation, unless there was a binding written arrangement with respect to such compensation in place on November 2, 2017. (See "—Deductibility of Executive Compensation," below.) Nevertheless, the Company continued to utilize the EAICP, given the uncertainty in how the TCJA would be implemented and our belief that it is important to preserve the ability to structure compensation plans to meet a variety of corporate objectives even if the compensation is not deductible.
AICP payments to executive officers are funded from the EAICP incentive pool. The EAICP incentive pool is funded at 200% of the executive officers' AICP target awards if Grace meets the performance targets that the committee establishes for a specified year. In setting the actual amount of executive officers' AICP awards, the committee has the discretion to reduce, but not increase, the amount of the EAICP incentive pool and the amounts, based on the EAICP incentive pool, of individual AICP payments to executive officers. For 2018, the EAICP performance target was $150 million in Adjusted Free Cash Flow. Since actual Grace performance in respect of the Adjusted Free Cash Flow performance target was $235 million, the EAICP incentive pool was fully funded. The committee exercised its discretion to reduce actual awards to the named executive officers in line with AICP performance to the amounts reflected in the table that follows.

2018 AICP payments to the named executive officers are as set forth below:

Name	Actual AICP Payment (116% of Target) ($)
A. E. Festa(a)	1,208,500
H. La Force	692,700
E. C. Brown	320,800
K. N. Cole	300,500
M. A. Shelnitz	365,400
T. E. Blaser(b)	151,200
_______________________________________________________________________________

(a)	Mr. Festa retired as CEO of the Company on November 8, 2018, resulting in a prorated payout.

(b)	Mr. Blaser resigned as Senior Vice President and CFO of the Company, effective May 31, 2018, resulting in a prorated payout.

Long-Term Incentive Compensation
Our Long-Term Incentive Plans, or LTIPs, are designed to motivate and reward LTIP participants, including our named executive officers, for their contributions to our performance over a multi-year period, align their financial interests with those of our shareholders, and guide their behavior accordingly by making a significant portion of their total compensation variable and dependent upon our sustained financial performance. We seek long-term operational excellence, quality of earnings and shareholder value creation. The target value of the LTIP award for each LTIP participant, with the exception of the CEO, was determined by the committee based on the recommendation of the CEO. The target value of the CEO’s LTIP award was determined by the committee. These target award values were determined by reviewing current market compensation data (as discussed above), historical long-term incentive target values, the level of dilution represented by outstanding equity awards, and internal pay equity considerations.
Set forth below is information on our 2016-2018 PBU performance period, followed by a discussion of our 2018 LTIP grants.
2016-2018 Long-Term Incentive Compensation Plan (or "2016 LTIP") — PBUs
PBUs represented 50% of the value of our 2016 LTIP awards. The PBUs are share-denominated and the actual number of shares earned by a named executive officer was determined based on the achievement of specified business performance objectives. Specifically, the amount of an individual payout under a 2016 PBU award was based upon:

•	the individual’s PBU target share amount;

•	the growth in our LTIP Adjusted EPS over the three-year performance period;

•	the Total Shareholder Return for the three-year performance period as compared to the Russell 1000; and

•	the value of Grace common stock on the payout date.

Payouts to executive officers are made in shares of Grace common stock.

2016 LTIP Performance Target — LTIP Adjusted EPS

The committee selected Adjusted EPS as the primary performance measure for the 2016 PBUs, reflecting our focus on long-term operational excellence and quality of earnings. The Adjusted EPS targets were based on a pro forma Adjusted EPS of $2.91 for Grace as a stand-alone entity on December 31, 2015 (due to the Separation). In order to earn 100% of the target share amount, our cumulative annual LTIP Adjusted EPS growth from the 2015 baseline performance to 2018 actual performance had to reach $3.48 (approximately 120% of the $2.91 baseline amount), as reflected in the following table:

Percentage of PBU Award Funded per Adjusted EPS Performance (%)*	Grace Performance as a Percentage of Adjusted EPS Target (%)	Grace Adjusted EPS Target ($)
200	120	4.18
150	110	3.83
100	100	3.48
83	95	3.31
67	90	3.13
50	85	2.96
0	Below 85	Below 2.96
_______________________________________________________________________________

*
Actual amount funded per Adjusted EPS Performance is prorated on a straight line basis for performance that falls between the performance targets set forth in the table. Figures in the table may be rounded.

2016 LTIP Performance Target — TSR
The committee selected TSR as the second performance measure for 2016 PBU awards, which provided enhanced alignment with actual shareholder value creation. We calculate Total Shareholder Return as the growth in stock price between the first and last business day of the performance period plus dividends reinvested compared to the same figure for the Russell 1000 Index. The number of PBU shares to be paid out based upon EPS targets as shown in the above table, was subject to adjustment, up or down, by a factor of 25% if relative TSR for the three-year period 2016-2018 is above the 75th percentile or below the 25th percentile of the Russell 1000 Index, respectively, subject to a maximum funding percentage of 200. The committee chose the Russell 1000 Index as it is a broad representation of similarly-sized companies, including a majority of the Company's peers.
2016 LTIP Adjusted EPS and Total Shareholder Return and 2016-2018 PBU Payouts

As detailed below, our LTIP Adjusted EPS figure for the 2016-2018 performance period was $4.14, which exceeded our target of $3.48. Our TSR performance for the three-year period relative to the constituents in the Russell 1000 over the same period was in the lowest quartile, resulting in a 25% reduction in the number of PBUs earned in accordance with our program design. The committee further determined to apply negative discretion for a portion of the benefit of the TCJA and change in depreciation policy that we implemented in the first quarter of 2018. This resulted in a funding level of 120% of the target PBUs being awarded.

Calculation Details	Result (a)
LTIP Adjusted EPS 2016-2018	$4.14
Interpolated Portion of 2016-2018 PBUs funded based upon EPS	T-195%
TSR adjustment to number of PBU shares to be paid out	(T-49)
Calculated Payment, net of TSR-related Adjustment	T-146%
Negative Discretion applied by the committee	(T-26)
Net Interpolated Portion of 2016-2018 PBUs funded	T-120%
(a)    "T" levels are target levels, with T-100 being target attainment.

Actual 2016-2018 PBU share payouts to the named executive officers are as set forth below:

Name	2016-2018 PBU Share Target (#)	Grace Shares Earned (120% of Target) (#)	Actual Value of 2016-2018 PBU Payout ($)(a)
A. E. Festa	31,035	37,242	2,902,269
H. La Force	8,033	9,639	751,167
E. C. Brown	5,112	6,134	478,023
K. N. Cole	3,286	3,943	307,278
M. A. Shelnitz	5,477	6,572	512,156
T. E. Blaser (b)	4,412	5,294	412,561
_______________________________________________________________________________

(a)	The actual values of the PBU payouts were determined based on the closing price of Grace common stock on the February 25, 2019, payment date of $77.93.

(b)	Mr. Blaser resigned as Senior Vice President and CFO of Grace, effective May 31, 2018, resulting in a prorated payout.
2018 LTIP Grants
LTIP grants for 2018 consisted of three components (with the exception for Mr. Festa as a result of his retirement as CEO, noted above):

•	PBUs (50% of 2018 LTIP Value);

•	RSUs (25% of 2018 LTIP Value); and

•	Stock Options (25% of 2018 LTIP Value).

2018-2020 PBUs
The PBUs are share-denominated and the actual number of shares earned by a named executive officer can vary based on the achievement of specified business performance objectives. The value of the PBUs also varies based on the value of our stock and the amount of dividends paid on that stock. Accordingly, PBUs align leadership focus with our expectations for the ongoing success of our business and for increasing long-term shareholder value. Specifically, the amount of an individual payout under a 2018 PBU award is based upon:

•	the individual’s PBU target share amount;

•	the growth in our LTIP Adjusted EPS over the three-year performance period;

•	the Total Shareholder Return for the three-year performance period as compared to the Russell 1000 Index; and

•	the value of Grace common stock on the payout date.

Payouts to executives who are subject to the stock ownership guidelines, including the named executive officers, are payable in shares of common stock. PBUs "cliff vest" after a three-year performance period.
2018 LTIP Performance Target — LTIP Adjusted EPS
The committee selected Adjusted EPS as the primary performance measure for the PBUs, reflecting our focus on long-term operational excellence and quality of earnings. In determining cumulative LTIP Adjusted EPS growth, Adjusted EPS for the performance period may be adjusted in the discretion of the committee to eliminate the effect of changes in accounting, like our adoption of mark-to-market pension accounting, or significant changes in our business. In order to earn 100% of the target share amount, our LTIP Adjusted EPS for 2020 must reach $4.75, as reflected in the following table:

Percentage of PBU Award Funded per Adjusted EPS Performance (%)*	Grace Performance as a Percentage of Adjusted EPS Target (%)	Grace Adjusted EPS Target ($)
200	120	5.70
150	110	5.23
100	100	4.75
83	95	4.51
67	90	4.28
50	85	4.04
—	Below 85	Below 4.04
_______________________________________________________________________________

*
Actual amount funded per Adjusted EPS Performance is prorated on a straight line basis for performance that falls between the performance targets set forth in the table. Figures in the table may be rounded.

2018 LTIP Performance Targets — Total Shareholder Return
The committee has selected TSR as the second performance measure for PBU awards, which provides enhanced alignment with actual shareholder value creation. We calculate TSR as the growth in stock price between the first and last business day of the performance period plus dividends reinvested compared to the same figure for the Russell 1000 Index. The number of PBU shares to be paid out based upon EPS targets as shown in the above table, is subject to adjustment, up or down, by a factor of 25% if relative TSR for the three-year period 2018-2020 is above the 75th percentile or below the 25th percentile of the Russell 1000 Index, respectively, subject to a maximum funding percentage of 200. The committee chose the Russell 1000 Index as it is a broad representation of similarly-sized companies, including a majority of the Company's peers.

Grace TSR relative to Russell 1000 TSR	Adjustment to PBU Award as calculated based upon EPS Target
Above 75th Percentile	Increase of 25% of PBU Award
Between 25th and 75th Percentile	No Adjustment to PBU Award
Below 25th Percentile	Decrease of 25% of PBU Award
RSUs
RSUs represent 25% of the value of our 2018 LTIP awards. The value of an RSU is directly related to the value of Grace common stock, so RSUs provide direct alignment between the interests of our executive officers and shareholders. RSUs granted in 2018 vest in three equal installments beginning on the anniversary of the grant date, generally subject to continued employment of the holder of the RSUs. Payouts to executives who are subject to the stock ownership guidelines, including the named executive officers, are payable in shares of common stock.
Stock Options
Stock options represent 25% of the value of our 2018 LTIP awards. The value of stock options is directly related to the increase in the value of our stock, so stock options provide direct alignment between the interests of our executive officers and shareholders. In determining the value of stock option awards, the committee uses an analysis of stock option value based on an adjusted Black-Scholes option pricing model and reviews this analysis with WTW. The committee approved the stock option grants included in the 2018 LTIP on February 22, 2018. The exercise price of the stock options was $67.335, which was the average of the high and low trading prices of Grace common stock on the NYSE on February 22, 2018. The term of the stock options is five years and they vest over three years in equal annual installments, generally subject to the continued employment of the holder of the stock options.
Effect of Dividends on LTIP Awards
In January of 2016, Grace announced that it would commence paying a regular quarterly cash dividend per share of common stock. The Company paid the first such dividend in June 2016 and increased the dividend for the first quarter of 2017, and again for the first quarter of 2018. Following common market practice, the committee approved “dividend equivalent” payments for holders of unvested RSUs and PBUs (which would be paid to holders only following unit vesting). Unvested PBUs and RSUs are “stock equivalents” and not actual stock, so holders accrue corresponding dividend equivalents. Dividend equivalents will accrue, quarter by quarter, throughout the vesting period on all unvested PBUs and RSUs. Those who hold PBUs will accrue dividend equivalents at a target level for any outstanding PBUs. We will then adjust these dividend equivalents for actual company performance (financial results) at the end of the performance period to correspond with the number of PBUs earned. In the event an employee leaves the Company before dividend equivalents are paid, for retirement, disability, or voluntary/involuntary termination, proration rules would apply to the dividend equivalents and any resulting unvested dividends would be forfeited. Consistent with common market practice, we will not provide dividend equivalents for stock option awards regardless of whether they are vested or unvested.

Other Components and Features of our Executive Compensation Program
Pension Plan/Supplemental Executive Retirement Plan
As described below under the caption "—Compensation Tables—Pension Benefits," payments under our tax-qualified pension plan are calculated using annual compensation, including base salary and AICP awards, and years of credited Grace service. The committee has also implemented a Supplemental Executive Retirement Plan, generally referred to as a SERP, which applies to approximately 55 executive employees, including the executive officers, whose annual compensation exceeds the amount that can be taken into account for purposes of calculating benefits under tax-qualified pension plans. Under this plan, each such employee will receive the full pension to which that employee would be entitled in the absence of the limitations described above and other limitations imposed under federal income tax law. The SERP is unfunded and is not qualified for tax purposes.
Savings and Investment Plan/Replacement Payment Plan
We generally offer a tax-qualified 401(k)-type Savings and Investment Plan, or S&I Plan, to employees under which they may save a portion of their annual compensation in investment accounts on a pre- or post-tax basis. During 2018, we matched 100% of employee savings under the S&I Plan up to 6% of the employee's base salary and annual incentive compensation. The committee believes that a 401(k)-type plan with a meaningful company match is an effective recruiting and retention tool for our employees, including our executive officers. The committee has also implemented an S&I Plan Replacement Payment Plan that currently applies to approximately 60 executive employees, including the executive officers, whose annual compensation exceeds the amount that can be taken into account for purposes of calculating benefits under tax-qualified savings plans. Under this plan, each such employee will receive the full matching payments to which that employee would be entitled in the absence of the limitations described above and other limitations imposed under federal income tax law.
Executive Personal Benefits
The committee believes that executive personal benefits should be limited. Executive officers are eligible to participate in an executive physical examination program that offers executives an annual comprehensive physical examination. Our CEO has access to corporate aircraft for reasonable personal travel, and would be responsible for paying income taxes on the value of such travel as determined by the Internal Revenue Service.
Change in Control Severance Agreements
As described below under the caption "—Compensation Tables—Termination and Change in Control Arrangements," we have entered into change in control severance agreements with each of the named executive officers. We base the provisions in these agreements on competitive practice and design them to ensure that the executive officers' interests remain aligned with the interests of our shareholders if a potential change in control occurs. Payments under these agreements are triggered by the involuntary termination of the executive officer's employment without cause (including constructive termination caused by a material reduction in his or her authority or responsibility or by certain other circumstances) following a change in control. A change in control situation often undermines an executive officer's job security, and it is to our benefit and our shareholders' benefit to encourage our executive officers to seek out beneficial transactions and to remain employed through the closing of any transaction, even though their future employment at Grace may be uncertain. The change in control severance agreements are designed to reinforce and encourage the continued attention and dedication of the executive officers to their assigned duties without distraction in the face of potentially adverse circumstances arising from the possibility of a change in control of Grace. Certain terms of these agreements are described below under the caption "—Compensation Tables—Potential Payments Upon Termination or Change in Control."
Severance Arrangements
Grace maintains the Severance Plan for Leadership Team Officers of W. R. Grace & Co. (the “Executive Severance Plan”), which provides that, if the employment of an executive officer is terminated without cause without a change in control, he or she will be entitled to cash severance equal to the sum of his or her base salary and target bonus (two times the sum, in the case of the CEO). The Executive Severance Plan also provides that, upon a termination without cause not due to a change in control, an executive officer will be entitled to a prorated annual bonus for the year of termination if he or she has completed at least three months of employment in the applicable year. Payments under the Executive Severance Plan are contingent upon the executive officer’s execution and non-revocation of a release of claims and non-compete and non-solicitation of employees covenants, in favor of Grace. We designed our severance arrangements to encourage and reinforce the continued attention and dedication of our executive officers to their assigned duties, without undue concern regarding their job security. See below under “—Compensation Tables—Potential Payments Upon Termination or Change in Control” and under "—Termination and Change in Control Arrangements” in that section.
Executive Salary Protection Plan
As described below under the caption "—Compensation Tables—Potential Payments Upon Termination or Change in Control," our Executive Salary Protection Plan provides payments to our named executive officers, or their respective beneficiaries, in the event of their disability or death prior to age 70 while employed by Grace. We designed the plan to encourage the continued attention and dedication of our executive officers to their assigned duties without undue concern regarding their ability to earn a living and support their families in the event of death or disability.
Compensation Policies and Practices Relating to Risk Management
We do not believe that risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on Grace through excessive risk-taking incentives or otherwise. Our compensation program, though tailored to our specific needs, is generally similar to compensation programs used by other companies in our industry. We have many years of experience with the various components of our compensation program, including our incentive plans under which payments may vary based on the performance of the business. We believe these plans, backed by our corporate ethics program and the Grace Core Values, have been successful in aligning the interests of our executives and senior employees with the interests of our shareholders and in encouraging the responsible pursuit of corporate objectives by our employees.
In order to ensure that our executive officer compensation program does not encourage excessive risk-taking, the committee conducts a periodic risk assessment of our compensation plans, including their design, structure and administration. In 2018, the committee reviewed risk factors associated with the design and administration of the Company's executive compensation program with WTW. The committee believes that several elements of our compensation programs mitigate risk, including the use of performance measures based on reasonable targets, the balance of the compensation elements, the implementation of stock ownership guidelines, the use of severance and change in control agreements, and the committee's oversight and discretion regarding incentive compensation.
In addition, as discussed above, to reinforce the alignment of management's interests with those of our shareholders, and support good governance practices, the Board has adopted an Executive Compensation Recovery Policy ("Clawback") that applies to all of our named executive officers.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deduction for compensation expense each year in excess of $1 million paid to certain executive officers. As in effect prior to the 2018 tax year, there was an exception from Section 162(m) for “performance-based” compensation that satisfies certain other conditions. Effective with the 2018 tax year, the TCJA eliminated the exception under Section 162(m) for performance-based compensation, unless there was a binding written arrangement with respect to such compensation in place on November 2, 2017. According to the IRS, whether a written arrangement is binding for such purpose will be determined under applicable state law. While the design of the AICP and LTIP was structured to provide flexibility in determining whether compensation payable thereunder may be tax deductible, deductibility was only one criterion we considered when establishing such plans. We believe that it is important to preserve the ability to structure compensation plans to meet a variety of corporate objectives even if the compensation is not deductible.

Compensation Committee Report
We, the undersigned members of the Compensation Committee of the Board of Directors of Grace, have reviewed Grace's Compensation Discussion and Analysis for 2018 and have discussed it with Grace management. Based on our review and this discussion, we recommend to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
Diane H. Gulyas, Chair
Robert F. Cummings, Jr.
Julie Fasone Holder
Jeffry N. Quinn
Christopher J. Steffen
Mark E. Tomkins
Shlomo Yanai

Compensation Committee Interlocks and Insider Participation
During 2018, the Compensation Committee of the Board was composed of Mses. Fasone Holder and Gulyas, and Messrs. Baldwin, Cummings, Quinn, Tomkins, Steffen, and Yanai. Mr. Baldwin resigned from the Compensation Committee effective May 9, 2018. Ms. Gulyas (current Chair) and Mr. Quinn (former Chair) both served as Chair of the Compensation Committee during 2018. None of these persons is a current or former Grace officer or employee, nor did we have any reportable related party transactions with any of these persons. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving, or in the past having served, on our Board of Directors or our Compensation Committee.

Compensation Tables
Summary Compensation Table
The following table sets forth the compensation we paid for the periods indicated to our current CEO (and Acting Principal Financial Officer), our former CEO, our former CFO, and each of our other three most highly compensated executive officers who were executive officers as of December 31, 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(a) ($)	Option Awards(a) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(c) ($)	All Other Compensation(d) ($)	Total ($)
						AICP(b)
A. E. Festa Non-executive Chairman (Former Chief Executive Officer)	2018	835,000		2,125,025	2,125,667	1,208,500	—	249,083	6,543,275
	2017	975,000	—	2,187,528	1,064,660	1,218,800	1,063,000	192,123	7,701,111
	2016	975,000	—	3,312,920	1,141,283	1,023,750	799,000	142,848	7,394,801

H. La Force President & Chief Executive Officer (and Acting PFO)	2018	667,243		975,011	325,189	692,700	124,000	83,584	2,867,727
	2017	600,000	—	825,000	275,565	510,000	329,000	65,439	2,605,004
	2016	591,667	—	849,371	295,388	420,000	207,000	58,392	2,421,818

E. C. Brown Senior Vice President & Chief Human Resources Officer	2018	390,000		149,989	125,073	320,800	76,000	57,941	1,119,803
	2017	375,000	—	374,974	125,260	262,500	130,000	38,685	1,306,419
	2016	375,000	—	535,983	187,971	220,500	103,000	61,491	1,483,945

K. N. Cole Senior Vice President, Government Relations & Environmental, Health & Safety	2018	365,000		337,551	112,565	300,500	90,000	42,824	1,248,440

M. A. Shelnitz Senior Vice President, General Counsel & Secretary	2018	443,750		412,494	137,580	365,400	—	53,615	1,412,839
	2017	425,000	—	412,536	137,776	297,500	593,000	43,888	1,909,700
	2016	425,000	—	578,708	201,403	249,900	442,000	42,918	1,939,929

T. E. Blaser Former Senior Vice President & Chief Financial Officer	2018	187,500		562,517	187,528	151,200	70,000	863,106	2,021,851
	2017	450,000	—	562,497	187,877	315,000	138,000	117,739	1,771,113
	2016	397,500	—	1,062,494	482,934	235,500	62,000	76,303	2,316,731
_______________________________________________________________________________

(a)
In the “Stock Awards” column, the amounts reflect the aggregate grant date fair value of: (i) RSU awards; and (ii) PBU awards, to each executive officer, computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” In the “Option Awards” column, the amounts reflect the aggregate grant date fair value of option awards to each executive officer computed in accordance with FASB ASC Topic 718.

In the case of RSU awards, the amounts shown in the Stock Awards column are based on an estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.
In the case of PBU awards, the amounts shown in the Stock Awards column are based on an estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718 assuming the target level of performance conditions is achieved and excluding the effect of estimated forfeitures. The values of the PBU awards at the grant date if the highest level of performance conditions is achieved would be as follows: Mr. La Force — $1,299,970; Ms. Brown — $500,030; Mr. Cole — $450,067; Mr. Shelnitz — $549,992; and Mr. Blaser — $749,978. (Mr. Blaser's 2018 PBU awards were forfeited.)
In the case of stock options, Grace values the options using a Black-Scholes option-pricing model, which was developed for use in estimating the fair value of traded options, as discussed under "Application of the Compensation Program for 2018—Elements, Targets and Results—Long-Term Incentive Compensation—Stock Options" in the Compensation Discussion and Analysis above.
The assumptions used to calculate the compensation expense for 2018 are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, in Item 8 (Financial Statements and Supplementary Data) in the Financial Supplement under Note 15 (Stock Incentive Plans) to the Consolidated Financial Statements, which information is incorporated herein by reference.

(b)	The 2018 amount consists of earned payments pursuant to the 2018 Annual Incentive Compensation Plan (AICP).

(c)
The 2018 amount consists of the aggregate change in the actuarial present value of the individual's accumulated benefit under the Grace Pension Plan and Grace Supplemental Executive Retirement Plan (SERP) from December 31, 2017 to December 31, 2018, assuming retirement at age 62 with benefits payable on a straight life annuity basis, based on assumptions used for financial reporting purposes under generally accepted accounting principles, including a 4.22% discount rate determined as set forth in the Company's

Annual Report on Form 10-K for the year ended December 31, 2018, in Item 8 (Financial Statements and Supplementary Data) in the Financial Supplement under Note 8 (Pension Plans and Other Retirement Plans) to the Consolidated Financial Statements, which information is incorporated herein by reference. Negative amounts are not reflected in the table pursuant to SEC rules. Although these amounts appear as a lump sum, they are generally paid as an annuity. The amount reported is an accounting value and was not realized by the individual in cash during 2018. The amounts include benefits that the individual may not currently be entitled to receive because the executive is not vested in such benefits. No executive officer received preferential or above market earnings on nonqualified deferred compensation.

Name	Change in Pension Plan Value ($)	Change in SERP Value ($)	Total Change in Pension Value ($)
A. E. Festa	(4,000)	(108,000)	(112,000)
H. La Force	—	124,000	124,000
E. C. Brown	27,000	49,000	76,000
K. N. Cole	36,000	54,000	90,000
M. A. Shelnitz	(47,000)	(152,000)	(199,000)
T. E. Blaser	11,000	59,000	70,000
(d)    The 2018 amount consists of the following:

Name	Personal Benefits* ($)	S&I Plan Matching Payments ($)	S&I Plan Replacement Payments ($)	Dividend Equivalents** ($)	Liability Insurance ($)	Severance-Related Payments*** ($)	Director Fees Earned or Paid in Cash ($)	Total ($)
A. E. Festa	39,358	16,500	106,728	53,816	1,847	—	30,834	249,083
H. La Force	—	16,500	54,135	11,102	1,847	—		83,584
E. C. Brown	—	16,500	22,650	16,944	1,847	—		57,941
K. N. Cole	—	16,167	20,100	5,699	858	—		42,824
M. A. Shelnitz	—	16,500	27,975	7,293	1,847	—		53,615
T. E. Blaser	—	16,500	13,650	15,795	1,847	815,314		863,106
_______________________________________________________________________________

*
Consists of our aggregate incremental cost of providing perquisites and other personal benefits or property if the aggregate amount of personal benefits provided to the individual equaled or exceeded $10,000. For Mr. Festa, amount consists of a physical examination, and personal use of Grace-provided aircraft in the amount of $37,603, calculated based on personal-use flight hours as a percentage of total flight hours charged to Grace.

**	Consists of dividend equivalents paid on vested awards in 2018.

***	In connection with Mr. Blaser's resignation, he received a $765,000 severance payment, a $37,333 lump sum payment for health benefits coverage, and a $12,981 lump sum payment for unused vacation.

Grants of Plan-Based Awards in 2018
The following table provides information regarding grants under our Annual Incentive Compensation Plan, or AICP, and Long Term Incentive Plan, or LTIP, to the executive officers named in the Summary Compensation Table above during 2018. For reference, while the LTIP grants made to the executive officers named in the following table included grants of options, RSUs and PBUs under our compensation program in 2018, the grants were made under our 2014 Plan, as our 2018 Plan was approved by the Grace shareholders after such grants at our 2018 Annual Meeting of Shareholders on May 9, 2018.

Name	Plan	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Award(s)			All Other Stock Awards: Number of Shares of Stock (#)(c)	All Other Option Awards: Number of Securities Underlying Options (#)(d)	Exercise or Base Price of Option Awards ($/Sh)(e)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(f)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(b)	Target (#)(b)	Maximum (#)(b)
A. E. Festa	2018 AICP	n/a	609,400	1,041,900	2,437,600	—	—	—	—	—	—	—	—
	2018 LTIP (Option)	2/22/2018	—	—	—	—	—	—	—	173,572	67.34	66.52	2,125,667
	2018 LTIP (RSU)	2/22/2018	—	—	—	—	—	—	31,559	—	—	—	2,125,025
H. La Force	2018 AICP	n/a	298,550	597,100	1,194,200	—	—	—	—	—	—	—	—
	2018 LTIP (Option)	2/22/2018	—	—	—	—	—	—	—	26,546	67.34	66.52	325,189
	2018 LTIP (RSU)	2/22/2018	—	—	—	—	—	—	4,827	—	—	—	325,026
	2018 LTIP (PBU)	2/22/2018	—	—	—	4,827	9,653	19,306	—	—	—	—	649,985
E. C. Brown	2018 AICP	n/a	138,250	276,500	553,000	—	—	—	—	—	—	—	—
	2018 LTIP (Option)	2/22/2018	—	—	—	—	—	—	—	10,210	67.34	66.52	125,073
	2018 LTIP (RSU)	2/22/2018	—	—	—	—	—	—	1,856	—	—	—	124,974
	2018 LTIP (PBU)	2/22/2018	—	—	—	1,857	3,713	7,426	—	—	—	—	25,015
K. N. Cole	2018 AICP	n/a	129,500	259,000	518,000	—	—	—	—	—	—	—	—
	2018 LTIP (Option)	2/22/2018	—	—	—	—	—	—	—	9,189	67.34	66.52	112,565
	2018 LTIP (RSU)	2/22/2018	—	—	—	—	—	—	1,671	—	—	—	112,517
	2018 LTIP (PBU)	2/22/2018	—	—	—	1,671	3,342	6,684	—	—	—	—	225,034
M. A. Shelnitz	2018 AICP	n/a	157,500	315,000	553,000	—	—	—	—	—	—	—	—
	2018 LTIP (Option)	2/22/2018	—	—	—	—	—	—	—	11,231	67.34	66.52	137,580
	2018 LTIP (RSU)	2/22/2018	—	—	—	—	—	—	2,042	—	—	—	137,498
	2018 LTIP (PBU)	2/22/2018	—	—	—	2,042	4,084	8,168	—	—	—	—	274,996
T. E. Blaser	2018 AICP	n/a	66,150	132,300	264,600	—	—	—	—	—	—	—	—
	2018 LTIP (Option)	2/22/2018	—	—	—	—	—	—	—	15,315	67.34	66.52	187,528
	2018 LTIP (RSU)	2/22/2018	—	—	—	—	—	—	2,785	—	—	—	187,528
	2018 LTIP (PBU)	2/22/2018	—	—	—	2,785	5,569	11,138	—	—	—	—	374,989
_______________________________________________________________________________

(a)	Actual payments pursuant to the 2018 AICP are reflected in the Summary Compensation Table above.

(b)
Pursuant to the terms of the grants, the number of PBUs that are earned, if any, would be determined after the close of the performance period based on performance for fiscal years 2018 to 2020 and would be payable in early 2021, generally subject to continued employment.

(c)	2018 LTIP RSUs vest in one-third increments on February 22, 2019, February 21, 2020, and February 22, 2021, generally subject to continued employment.

(d)	Options awarded under the 2018 LTIP are exercisable in one-third increments on February 22, 2019, February 21, 2020, and February 22, 2021, generally subject to continued employment.

(e)	The exercise price was determined based on the average of the high and low trading prices of Grace common stock on the NYSE on the grant date.

(f)	The grant date fair value is generally the amount that Grace would expense in its financial statements over the award’s service period, but does not include a reduction for forfeitures.

Outstanding Equity Awards at Fiscal Year End 2018
The following table provides information regarding outstanding stock options, RSUs, and PBUs held by the executive officers named in the Summary Compensation Table above as of December 31, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)	Equity Incentive Plan Awards: Payout Value of Unearned Units That Have Not Vested ($)
A. E. Festa	—	—		—	—	5,172	335,715	(a)	—	—
	—	—		—	—	9,919	643,842	(b)	—	—
	—	—		—	—	31,559	2,048,495	(c)	—	—
	—	—		—	—	—	—		59,516	3,863,184	(d)
	—	173,572	(f)	67.335	2/22/2023	—	—		—	—
	27,278	54,566	(g)	71.410	2/23/2022	—	—		—	—
	58,968	29,483	(h)	68.470	2/25/2021	—	—		—	—
	137,447	—		77.310	5/7/2020	—	—		—	—
	91,127	—		74.700	5/8/2019	—	—		—	—
H. La Force	—	—		—	—	1,338	86,850	(a)	—	—
	—	—		—	—	2,567	166,624	(b)	—	—
	—	—		—	—	4,827	313,321	(c)	—	—
	—	—		—	—	—	—		15,404	999,874	(d)
	—	—		—	—	—	—		9,653	626,576	(e)
	—	26,546	(f)	67.335	2/22/2023	—	—		—	—
	7,061	14,120	(g)	71.410	2/23/2022	—	—		—	—
	15,262	7,631	(h)	68.470	2/25/2021	—	—		—	—
	26,680	—		77.310	5/7/2020	—	—		—	—
	17,689	—		74.700	5/8/2019	—	—		—	—
E. C. Brown	—	—		—	—	852	55,303	(a)	—	—
	—	—		—	—	1,166	75,685	(b)	—	—
	—	—		—	—	1,856	120,473	(c)	—	—
	—	—		—	—	—	—		7,002	454,500	(d)
	—	—		—	—	—	—		3,713	241,011	(e)
	—	10,210	(f)	67.335	2/22/2023	—	—		—	—
	3,210	6,418	(g)	71.410	2/232022	—	—		—	—
	9,712	4,856	(h)	68.470	2/25/2021	—	—		—	—
	16,170	—		77.310	5/7/2020	—	—		—	—
	7,999	—		75.010	1/6/2020	—	—		—	—
K. N. Cole	—	—		—	—	547	35,506	(a)	—	—
	—	—		—	—	1,050	68,156	(b)	—	—
	—	—		—	—	1,671	108,465	(c)	—	—
	—	—		—	—	—	—		6,302	409,063	(d)
	—	—		—	—	—	—		3,342	216,929	(e)
	—	9,189	(f)	67.335	2/22/2023	—	—		—	—
	2,889	5,776	(g)	71.410	2/23/2022	—	—		—	—
	6,244	3,121	(h)	68.470	2/25/2021	—	—		—	—
	14,553	—		77.310	5/7/2020	—	—		—	—
	8,576	—		74.700	5/8/2019	—	—		—	—
	8,264	—		77.520	2/10/2019	—	—		—	—
M. A. Shelnitz	—	—		—	—	912	59,198	(a)	—	—
	—	—		—	—	1,284	83,344	(b)	—	—
	—	—		—	—	2,042	132,546	(c)	—	—
	—	—		—	—	—	—		7,702	499,937	(d)
	—	—		—	—	—	—		4,084	265,092	(e)
	—	11,231	(f)	67.335	2/22/2023	—	—		—	—
	3,530	7,060	(g)	71.410	2/23/2022	—	—		—	—
	10,406	5,203	(h)	68.470	2/25/2021	—	—		—	—
	17,787	—		77.310	5/7/2020	—	—		—	—
	11,792	—		74.700	5/8/2019	—	—		—	—
T. E. Blaser	4,814	—	(g)	71.410	5/31/2020	—	—		—	—
	10,406	—	(h)	68.470	5/31/2020	—	—		—	—
	14,546	7,273	(i)	65.310	5/31/2020	—	—		—	—
						4,412	286,383	(a)	—	—
_______________________________________________________________________________

(a)
Market value of RSUs that have not been earned is based on the December 31, 2018, closing market price of Grace common stock of $64.91 per share. The RSUs will generally be earned or forfeited based on continued employment with Grace through February 25, 2019.

(b)
Market value of RSUs that have not been earned is based on the December 31, 2018, closing market price of Grace common stock of $64.91 per share. The RSUs will generally be earned or forfeited in one-third increments based on continued employment with Grace through the respective payout dates, which are expected to be on or after February 22, 2019, and February 21, 2020.

(c)
Market value of RSUs that have not been earned is based on the December 31, 2018, closing market price of Grace common stock of $64.91 per share. The RSUs will generally be earned or forfeited in one-third increments based on continued employment with Grace through the respective payout dates, which are expected to be on or after February 22, 2018, February 21, 2019, and February 22, 2020.

(d)
Market value of PBUs that have not been earned is based on the December 31, 2018, closing market price of Grace common stock of $64.91 per share. Pursuant to the terms of the grants, the PBUs would be earned or forfeited based on Grace performance from fiscal year 2017 through fiscal year 2019. Performance for fiscal year 2018, was at a level in excess of target; therefore, the maximum values are shown.

(e)
Market value of PBUs that have not been earned is based on the December 31, 2018, closing market price of Grace common stock of $64.91 per share. Pursuant to the terms of the grants, the PBUs would be earned or forfeited based on Grace performance from fiscal year 2018 through fiscal year 2020. Performance for fiscal year 2018 was at a level in excess of one-third of the performance threshold; therefore, the target amounts are shown.

(f)	Options are exercisable in one-third increments on February 22, 2019, February 21, 2020, and February 22, 2021.

(g)	Options are exercisable in one-third increments on February 23, 2018, February 22, 2019, and February 21, 2020.

(h)	Options are exercisable in one-third increments on February 24, 2017, February 23, 2018, and February 25, 2019.

(i)	Options are exercisable in one-third increments on February 11, 2017, February 11, 2018, and February 11, 2019.

Option Exercises and Stock Vested in 2018
The following table provides information regarding the exercise of options and the vesting of stock awards held by the executive officers named in the Summary Compensation Table above during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(a)
A. E. Festa	90,492	640,231	74,864	5,027,540
H. La Force	19,566	138,429	17,599	1,176,833
E. C. Brown	—	—	17,272	1,174,447
K. N. Cole	—	—	7,927	532,344
M. A. Shelnitz	13,451	95,166	11,684	780,848
T. E. Blaser	—	—	14,739	1,012,878
_______________________________________________________________________________

(a)
The values in this column include all stock award vesting events, including the 2016-2018 PBUs valued at a closing stock price for Grace common stock of $64.91 on December 31, 2018. The value of the PBU payout amounts as of the February 25, 2019, payment date, based on the closing price of Grace common stock on that date of $77.93 were: for Mr. Festa - $2,902,269; for Mr. La Force - $751,167; for Ms. Brown - $478,023; for Mr. Cole - $307,278; for Mr. Shelnitz - $512,156; and for Mr. Blaser - $412,561.

Pension Benefits
The following table provides information regarding benefits under our Pension Plan and our SERP for the executive officers named in the Summary Compensation Table above.

Name	Plan Name	Number of Years Credited Service (years)	Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
A. E. Festa	Pension Plan	15.00	700,000	—
	SERP	15.00	5,525,000	—
H. La Force	Pension Plan	10.75	414,000	—
	SERP	10.75	1,104,000	—
E. C. Brown	Pension Plan	3.92	161,000	—
	SERP	3.92	197,000	—
K. N. Cole	Pension Plan	4.83	237,000	—
	SERP	4.83	260,000	—
M. A. Shelnitz	Pension Plan	35.17	1,751,000	—
	SERP	35.17	2,842,000	—
T. E. Blaser	Pension Plan	2.25	98,000	83,220
	SERP	2.25	172,000	—
_______________________________________________________________________________

(a)
Amounts comprise the actuarial present value of the individual's accumulated benefit under the Pension Plan and SERP as of December 31, 2018, assuming retirement at age 62 with benefits payable on a straight life annuity basis, based on assumptions used for financial reporting purposes under generally accepted accounting principles, including a 4.22% discount rate determined as set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, in Item 8 (Financial Statements and Supplementary Data) in the Financial Supplement under Note 8 (Pension Plans and Other Retirement Plans) to the Consolidated Financial Statements. The Pension Plan and SERP provide for a reduction in pension benefits to individuals who elect early retirement ranging from a 17% reduction for retirement at age 55 to no reduction for retirement at age 62. Although these amounts appear as a lump sum, they are generally paid as an annuity. The amounts reported are accounting values and were not realized by the individuals in cash during 2018. As noted above, Mr. Festa retired on November 8, 2018, and Mr. Blaser resigned as Senior Vice President and CFO effective May 31, 2018.

Retirement Plan for Salaried Employees
Full-time salaried employees who are 21 or older and who have one or more years of service are eligible to participate in our Pension Plan. Under this basic retirement plan, pension benefits are based upon (a) the employee’s average annual compensation for the 60 consecutive months in which his or her compensation is highest during the last 180 months of continuous participation, and (b) the number of years of the employee’s credited Grace service. At age 62, a participant is entitled to full benefits under the Pension Plan but a participant may elect reduced payments upon early retirement beginning at age 55. For purposes of the Pension Plan, compensation generally includes base salary and AICP awards; however, for 2018, federal income tax law limits to $275,000 the annual compensation on which benefits under the Pension Plan may be based. As of December 31, 2018, Ms. Brown, Mr. Cole, and Mr. Shelnitz are eligible for early retirement under the Pension Plan. As noted above, Mr. Festa retired on November 8, 2018, and Mr. Blaser resigned as Senior Vice President and CFO effective May 31, 2018. The Pension Plan is further described in Item 8 (Financial Statements and Supplementary Data) in the Financial Supplement under Note 8 (Pension Plans and Other Retirement Plans) to the Consolidated Financial Statements and in Item 7 (Management's Discussion and Analysis of Financial Condition and Results of Operations under the captions "Financial Condition, Liquidity, and Capital Resources" and "Employee Benefit Plans—Defined Benefit Pension Plans") in the Financial Supplement of the Company's Annual Report on Form 10-K for the year ended December 31, 2018. This benefit plan was closed to new entrants on December 31, 2016.
Supplemental Executive Retirement Plan
We also have an unfunded, nonqualified SERP, under which an employee will receive the full pension to which he or she would be entitled in the absence of the limitations described above and other limitations imposed under federal income tax law. With respect to payments, the SERP generally operates in the same manner as the Pension Plan. As of December 31, 2018, Ms. Brown, Mr. Cole, and Mr. Shelnitz are eligible for early retirement under the SERP. As noted above, Mr. Festa retired on November 8, 2018, and Mr. Blaser resigned as Senior Vice President and CFO effective May 31, 2018. The SERP is further described in Item 8 (Financial Statements and Supplementary Data) in the Financial Supplement under Note 8 (Pension Plans and Other Retirement Plans) to the

Consolidated Financial Statements and in Item 7 (Management's Discussion and Analysis of Financial Condition and Results of Operations under the captions "Financial Condition, Liquidity, and Capital Resources" and "Employee Benefit Plans—Defined Benefit Pension Plans") in the Financial Supplement. This benefit plan was closed to new entrants on December 31, 2016.
Non-Qualified Deferred Compensation Plan
The following table summarizes the compensation deferred by the named executive officer pursuant to the provisions of Grace’s incentive compensation plan in 1998, under which certain employees were permitted to voluntarily defer receipt of shares of Grace common stock. Deferred shares under the plan are fully vested and may be distributed to the plan beneficiary upon retirement or termination of service with us. Since 1998, executives may no longer defer receipt of shares under the plan, although existing balances remain in place.
Fiscal Year 2018 Non-Qualified Deferred Compensation

Name	Executive Contributions in Fiscal Year 2018 ($)	Registrant Contributions in Fiscal Year 2018 ($)	Aggregate Earnings in Fiscal Year 2018 ($)		Aggregate Withdrawals/ Distributions in Fiscal Year 2018 ($)	Aggregate Balance at Fiscal Year 2018 End ($)
M. A. Shelnitz	—	—	(51,033)	(a)	—	785,216	(b)
_______________________________________________________________________________

(a)
Amount represents the change in value of shares of Grace common stock held in the plan (from December 31, 2017 to December 31, 2018). The total number of shares of Grace common stock held in the plan as of December 31, 2018, was 12,096.9931 (which includes additional shares purchased with dividends paid on those shares during 2018).

(b)	Amount represents the value of 12,096.9931 shares of Grace common stock deferred under the plan based on the closing price of Grace common stock on December 31, 2018, of $64.91.
Potential Payments Upon Termination or Change in Control
The following table sets forth potential payments to executive officers named in the Summary Compensation Table above in the event of the listed events, calculated under the assumption that employment terminated on the last day of 2018. The following table does not include payments pursuant to contracts, agreements, plans and arrangements that do not discriminate in scope, terms or operation, in favor of executive officers and that are available generally to all salaried employees. The value of payments to be made following termination of employment pursuant to the Pension Plan and SERP are described above under the caption "—Pension Benefits." The value of payments to be made following termination of employment pursuant to Mr. Shelnitz's deferred shares arrangement are described above under the caption "—Non-Qualified Deferred Compensation Plan."

Name	Involuntary Termination Without Cause ($)(a)	Change in Control ($)(b)	Involuntary Termination Without Cause Following Change in Control ($)(c)(e)	Death ($)(d)(f)	Disability ($)(d)(g)
H. La Force	3,400,000	2,818,911	8,768,911	2,154,847	2,017,347
E. C. Brown	671,500	1,345,130	3,636,130	1,090,038	1,011,038
K. N. Cole	1,318,036	1,094,058	3,240,058	874,036	800,036
M. A. Shelnitz	1,734,074	1,466,706	4,076,706	1,194,074	1,104,074
_______________________________________________________________________________

(a)
Consists of minimum severance payments pursuant to the Executive Severance Plan. Amount excludes AICP payments that executive officers may receive in the discretion of the Grace Compensation Committee as described below under “—Termination and Change in Control Arrangements” (includes prorated equity amounts for executive officers who are retirement-eligible). See "— Effect of Employee Termination—LTIP—2014 Stock Incentive Plan—PBU and RSU Awards," below.

(b)
Upon change in control, stock options immediately become fully vested and exercisable and stock awards become fully vested. As of December 31, 2018, no unvested stock options were in-the-money. Stock awards are valued at the December 31, 2018, Grace common stock price of $64.91. PBUs are valued: 2016-2018 at T-120; 2017-2019 at maximum; 2018-2020 at target.

(c)	Includes the amounts in footnote "b" above plus the amounts in footnote "e" below.

(d)	Includes prorated equity amounts. See "— Effect of Employee Termination—LTIP—2014 Stock Incentive Plan—PBU and RSU Awards," below.

(e)
Includes contractual payments pursuant to each executive’s respective Change in Control Severance Agreement calculated under the assumption that no excise tax will apply and excludes AICP payments that executive officers may receive under certain circumstances in the discretion of the Grace Compensation Committee as described below under “—Termination and Change in Control Arrangements—Annual Incentive Compensation Plan” as follows:

Name	Change in Control Severance Payments ($)
H. La Force	5,950,000
E. C. Brown	2,291,000
K. N. Cole	2,146,000
M. A. Shelnitz	2,610,000

(f)
Includes the sum of payments under the Grace Executive Salary Protection Plan (“ESPP”) during the first year following death. Amount excludes AICP payments that executive officers may receive under certain circumstances in the discretion of the Grace Compensation Committee as described below under “—Termination and Change in Control Arrangements.” During subsequent years after death until the specified termination year (reflecting the executive officer’s age as of December 31, 2018), the sum of payments each year would be as follows:

Name	ESPP Payments Each Year Following Year of Death ($)	Year of Termination of Payments*
H. La Force	425,000	2027
E. C. Brown	197,500	2027
K. N. Cole	185,000	2023
M. A. Shelnitz	225,000	2023
_______________________________________________________________________________
*    Payments terminate 10 years following death; however, if the executive officer is over age 55 at the time of death, the duration of payments is reduced.

(g)
Includes sum of payments under the ESPP during the first 12-month period following disability, assuming the executive officer remains disabled for at least 12 consecutive months as reflected in the following table. Amounts reflect the offset of expected payments under Grace’s long-term and short-term disability plans that are based, in part, on the duration of the executive officer’s employment. Amount excludes AICP payments executive officers may receive under certain circumstances in the discretion of the Grace Compensation Committee as described below under “—Termination and Change in Control Arrangements—Annual Incentive Compensation Plan.” During subsequent 12-month periods after disability until the specified termination year or earlier death or end of disability, the sum of payments each year would be:

Name	ESPP Payments During 12-Month Period Following Disability ($)	ESPP Payments During Subsequent 12-Month Periods ($)	Year of Termination of Payments
H. La Force	287,500	150,000	2029
E. C. Brown	118,500	39,500	2028
K. N. Cole	111,000	37,000	2023
M. A. Shelnitz	135,000	45,000	2023
Termination and Change in Control Arrangements
Termination Events in 2018
As discussed above, Mr. Festa retired as CEO of the Company on November 8, 2018, and Mr. Blaser resigned as Senior Vice President and CFO of the Company effective May 31, 2018. Information about the compensation of each of Mr. Festa and Mr. Blaser is set forth above in our “Summary Compensation Table” as well as under “Grants of Plan-Based Awards in 2018,” “Outstanding Equity Awards at Fiscal Year End 2018,” “Option Exercises and Stock Vested in 2018,” and “Pension Benefits.” In anticipation of Mr. Festa’s fourth quarter retirement, in February 2018, the committee modified Mr. Festa's compensatory arrangements as follows: (a) for 2018 stock awards and option awards, the forms of awards were 50% stock options and 50% RSUs, rather than including a percentage of PBUs; and (b) with respect to vesting of stock awards - (i) stock options, RSUs and PBUs were not pro-rated or forfeited in connection with Mr. Festa’s retirement as CEO; (ii) stock options and RSUs, as time-based awards, continued to vest according to the applicable original vesting schedules; (iii) PBUs will vest based upon our performance during the applicable original three-year performance periods; and (iv) the stock option exercise periods will be equal to the full terms of the stock options, and were not truncated based upon Mr. Festa’s retirement as CEO. As for Mr. Blaser, pursuant to a mutual agreement, he was entitled to receive: a payment equal to one times his annualized base salary plus his annual target award under our AICP; a pro rata award under the 2018 AICP; a pro rata award of PBUs granted under the Company’s 2016-2018 LTIP; the full vesting of RSUs awarded upon his commencement of employment in February 2016; continued vesting of stock options awarded to him upon his commencement of employment; and the right to exercise all vested stock options for twenty-four months following his cessation of employment, coinciding with his non-competition and non-solicitation obligations. Mr. Blaser forfeited certain other equity incentive plan awards.
Change in Control Severance Agreements
We have entered into change in control severance agreements with all of our executive officers, which renew automatically unless the Grace Board of Directors elects not to renew them. These agreements generally provide that in the event of the involuntary termination of the individual’s employment without cause (including constructive termination caused by a material reduction in his or her authority or responsibility or by certain other circumstances) following a “change in control,” he or she will generally receive a severance payment equal to three times the sum of his or her annual base salary plus target annual incentive compensation, subject to reduction, pro rata in the case of an executive officer who is within 36 months of normal retirement age (65) or, under certain circumstances, to minimize the effect of certain excise taxes if applicable. For purposes of the severance agreements, “change in control” means the acquisition of 20% or more of the outstanding Grace common stock (but not if such acquisition is the result of the sale of common stock by Grace that has been approved by Grace’s Board of Directors), the failure of Board-nominated directors to constitute a majority of any class of Grace’s Board of Directors, the occurrence of a transaction in which the shareholders of Grace immediately preceding such transaction do not own more than 50% of the combined voting power of the entity resulting from such transaction, or the liquidation or dissolution of Grace. The severance amount would be paid in a single lump-sum after termination. Our change in control severance agreements do not provide for any “gross up” or other payments in respect of taxes owed by our executive officers following a termination of employment. The description of the severance agreements in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the form of such agreement, which has been filed with the SEC.
Severance Arrangements (Without a Change in Control)
Grace maintains the Executive Severance Plan, which provides that, if the employment of an executive officer is terminated without cause without a change in control, he or she will be entitled to cash severance equal to one times (two times, in the case of the CEO) the sum of his or her base salary and target bonus. The Executive Severance Plan also provides that, upon a termination without cause not due to a change in control, an executive officer will be entitled to a prorated annual bonus for the year of termination if he or she has completed at least three months of employment in the applicable year. Payments under the Executive Severance Plan are contingent upon the executive officer’s execution and non-revocation of a release of claims and non-compete and non-solicitation of employees covenants with a duration of 24 months, in favor of Grace. Our severance arrangements are designed to encourage and reinforce the continued attention and dedication of our executive officers to their assigned duties without undue concern regarding their job security. The Executive Severance Plan meets these goals and in addition, equalizes the severance arrangements for all of the named executive officers, with the exceptions noted for the CEO. The description of the severance arrangements in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Executive Severance Plan, which the Company filed with the SEC.
Executive Salary Protection Plan
All executive officers participate in the Executive Salary Protection Plan which provides that, in the event of a participant’s disability or death prior to age 70, we will continue to pay all or a portion of base salary to the participant or a beneficiary for a period based on the participant’s age at the time of disability or death. Payments under the plan may not exceed 100% of base salary for the first year and 60% thereafter in the case of disability (50% in the case of death). Any payment under the plan as a result of disability would be reduced by the amount of disability income received under Grace’s long-term and short-term disability plans that are generally applicable to U.S. salaried employees. The payments would be paid in installments in the form of salary continuation. The description of the plan in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Executive Salary Protection Plan, which the Company filed with the SEC.

Annual Incentive Compensation Plan
An employee who voluntarily terminates his or her employment prior to an AICP payout date will generally not receive an AICP payment. Under the Executive Severance Plan, an executive officer who completes at least three months of employment in the calendar year in which he or she qualifies for severance under the Executive Severance Plan, would receive a pro rata amount of any bonus the executive officer is eligible to receive for that year under the AICP. This pro rata amount would reflect the executive officer's completed months of service in that year. The amount of any such bonus would depend on the extent that the applicable business performance goals are met (and will be subject to any applicable committee approvals); and also on the executive officer's individual performance while still employed by Grace, provided that the individual performance criteria won’t be used to reduce, or increase, the amount of the executive's bonus entitlement by more than 25%, based on the determination of the executive's former management at Grace. Any pro rata bonus to which he or she becomes entitled would be paid at the same time as bonuses are paid to actively employed eligible employees (normally in March after the calendar year to which the bonus relates).
Effect of Employee Termination—LTIP—2014 Stock Incentive Plan—PBU and RSU Awards
An employee whose employment terminates prior to the payout date will forfeit any unpaid PBU or RSU award payment if employment terminates for any of the following reasons:

•	voluntary termination without the consent of the Compensation Committee;

•
retirement under a Grace retirement plan prior to age 62 without the consent of the Compensation Committee (except that for awards made after January 1, 2016, for those who leave Grace due to early retirement, with early retirement being defined as retirement with a minimum age of 55 and combined age and years of service of at least 60, PBU and RSU awards will vest on a pro-rata basis, based on the number of completed months of service from the grant date through the retirement date); or

•	termination for cause.
An employee whose employment terminates prior to the payout date will receive a PBU or RSU award payment if employment terminates for any of the following reasons:

•	retirement under a Grace retirement plan either at or after age 62 (prorated in accordance with the plan);

•	death or disability; or

•
involuntary termination after a change in control of Grace (“change in control” means that a person beneficially owns 20% or more of the outstanding Grace common stock (but not if such ownership is the result of the sale of Grace common stock by Grace that has been approved by Grace’s Board of Directors or pursuant to a plan of reorganization that is confirmed and effective), the failure of Board-nominated directors to constitute a majority of any class of the Grace Board of Directors, the occurrence of a corporate transaction in which the shareholders of Grace immediately preceding such transaction do not own more than 50% of the combined voting power of the entity resulting from such transaction, or the liquidation or dissolution of Grace). In accordance with the terms of the 2014 Plan, all restrictions and deferral limitations applicable to PBUs and RSUs lapse, and the PBUs and RSUs become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

•
In the discretion of the Compensation Committee, an employee whose employment terminates for a reason that is not described above (i.e. involuntary termination not for cause or transfer to the buyer of a Grace business unit) prior to the payout date may receive a PBU or RSU award payment. If an employee whose employment terminates prior to the end of a PBU or RSU performance period receives a PBU or RSU award payment for that performance period, the amount of the PBU or RSU award payment will generally be prorated for the period of the employee’s service during the performance period and paid at the time the award is paid to active Grace employees. The description of the 2014 Stock Incentive Plan and the PBU Awards and RSU Awards in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the text of the 2014 Stock Incentive Plan, the Form of Performance-based Unit Grant Agreement and the Form of Restricted Stock Unit Grant Agreement, which are filed with the SEC.

Effect of Employee Termination—LTIP—2014 Stock Incentive Plans—Stock Option Awards
Any stock option held by an employee whose employment terminates prior to exercise will terminate:

•	when employment terminates, if employment terminates voluntarily, without the consent of the Compensation Committee, or for cause, except that

•
for awards made after January 1, 2016, for those who leave Grace due to retirement, being defined as retirement with a minimum age of 55 and combined age and years of service of at least 60, Stock Option awards will vest on a pro-rata basis, based on the number of completed months of service from the grant date through the retirement date; and

•	A participant who voluntarily leaves the company may exercise vested stock option awards any time within 45 days following the last day of employment.

•	three years after employment terminates, if employment terminates due to death or incapacity;

•
for awards made prior to January 1, 2016, three years after employment terminates, if employment terminates due to retirement with a minimum age of 55 and at least one year of service under a Grace retirement plan, provided the employee continues to serve Grace until the first installment of the stock option becomes exercisable; or

•
three months (subject to extension by the Compensation Committee for up to three years) after employment terminates, if employment terminates for another reason; however, if the holder dies or becomes incapacitated during the three-month period (or such longer period as the Compensation Committee approves) the option shall terminate three years after employment termination.

In the event of a Change in Control, any Grace stock options outstanding under the 2014 Stock Incentive Plans that are not exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant. For purposes of the 2014 Stock Incentive Plans, “change in control” means:

•
the acquisition of 20% or more of the outstanding common stock of Grace (but not if such acquisition is the result of the sale of Grace common stock by Grace that has been approved by Grace’s Board of Directors);

•	the failure of Board-nominated directors to constitute a majority of any class of the Grace Board of Directors;

•
the occurrence of a transaction in which the shareholders of Grace immediately preceding such transaction do not own more than 50% of the combined voting power of the entity resulting from such transaction; or

•	the liquidation or dissolution of Grace.
The description of the 2014 Stock Incentive Plan—Stock Option Awards in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the text of the 2014 Stock Incentive Plan and the Form of Stock Option Grant Agreement, which are filed with the SEC.
Pay ratio disclosure
The median of the annual total compensation of all employees of the Company for 2018, except our CEO, was $84,247. The total compensation of our CEO for 2018 (determined as described below) was $6,895,405. The ratio of our CEO pay to our median worker pay for 2018 was 82:1. During our last fiscal year there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure and require us to identify a new median employee; however, we have determined that it is no longer appropriate for us to use the median employee that we identified in year one of the pay ratio disclosure (as the median employee in year two of the pay ratio disclosure) because of a change in the original median employee's circumstances that we reasonably believe would result in a significant change in our pay ratio disclosure. As such, we used another employee whose compensation is substantially similar to the original median employee based on the compensation measure (annual base salary) that we used to select the original median employee on October 1, 2017. As we had more than one (non-concurrent) CEO serving during our 2018 fiscal year, for purposes of this disclosure, we chose to utilize the total compensation of Mr. Festa (who retired as CEO on

November 8, 2018) only and annualized the amounts of his "Salary," "Non-Equity Incentive Plan Compensation," and "All Other Compensation" set forth above in our Summary Compensation Table in view of his partial year of service. We did not include Mr. Festa's "Fees Earned or Paid In Cash" for service as a director following his retirement, as reported under "All Other Compensation" as his cash compensation elements described above were annualized to cover that period. We determined our pay ratio using our median employee’s Summary Compensation Table pay. Summary Compensation Table pay includes base salary, bonus, equity awards, non-equity incentive plan compensation, change in pension value, and certain other compensation. The Summary Compensation Table pay of our median employee in year two of the pay ratio disclosure is lower than the Summary Compensation Table pay of our median employee in year one of the pay ratio disclosure primarily due to a change in pension value calculations.

QUESTIONS AND ANSWERS
ABOUT THE ANNUAL MEETING AND THE VOTING PROCESS

Quick Reference Guide

1.	Why am I receiving these materials?	18.	Proxy cards & voting instruction cards
2.	Notice of internet availability	19.	Multiple sets of proxy materials
3.	What is included in the proxy materials?	20.	Who can attend the meeting?
4.	Internet access to meeting materials	21.	What do I need to attend the meeting?
5.	What am I voting on?	22.	Will there be a presentation?
6.	Board voting recommendations	23.	Can I bring a guest to the meeting?
7.	Will any other matters be voted on?	24.	Votes necessary to hold the meeting
8.	Who can vote? Number of votes per share	25.	How proxies are solicited; costs
9.	How do I vote?	26.	Nominations of directors
10.	Can I change my vote or revoke my proxy?	27.	Shareholder proposals — Rule 14a-8
11.	What is the deadline for voting shares?	28.	Requirements for future proposals
12.	Is my voting privacy protected?	29.	Grace corporate governance materials
13.	Who will count the votes?	30.	Obtaining governance materials
14.	Record and beneficial owners	31.	Business ethics and conflicts policies
15.	Why is it important for me to vote?	32.	How and where to obtain more information
16.	What is the effect of not voting?	33.	Multiple shareholders in household
17.	Vote required to approve each proposal
Question 1:    Why am I receiving these materials?
We are providing these proxy materials to you because our records indicate that you owned shares of Grace common stock as of March 12, 2019, the record date for our Annual Meeting of Shareholders to be held on Wednesday, May 8, 2019, at 8:30 a.m. Eastern Time at the Ten Oaks Ballroom and Conference Center, 5000 Signal Bell Lane, Clarksville, Maryland 21029. These materials were first made available on the internet or mailed to shareholders on or about March 27, 2019. Shareholders are welcome to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. This Proxy Statement will provide you with the information necessary to make an informed voting decision on the proposals to be presented at the Annual Meeting.

Question 2:	Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we may furnish proxy materials, including this Proxy Statement and our 2018 Annual Report to Shareholders, by providing access to such documents via the internet. This e-proxy process expedites shareholders’ receipt of proxy materials, lowers our costs and reduces the environmental impact of our Annual Meeting.
Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, we have mailed a Notice of Internet Availability of Proxy Materials that will tell you how to access and review all of the proxy materials on the internet. The notice also tells you how to vote on the internet. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions for requesting such materials in the notice.
Question 3:    What is included in a full set of proxy materials?
The proxy materials include:

•	Proxy Statement for the Annual Meeting (including the Notice of Annual Meeting of Shareholders);

•	2018 Annual Report to Shareholders, which includes our audited consolidated financial statements; and

•	If you are a shareholder of record, the proxy card; or

•	If you hold shares through a broker, bank, financial institution or other nominee or intermediary that serves as shareholder of record, a voting instruction card.
Question 4:    Can I access the Annual Meeting materials via the internet?
The Grace Notice of 2019 Annual Meeting of Shareholders, Proxy Statement for the 2019 Annual Meeting of Shareholders and 2018 Annual Report are available at: proxymaterials.grace.com and at http://investor.grace.com.
Question 5:    What am I voting on?
You are voting on THREE proposals:

Proposal One:	Election of four Class II directors for a term of three years, and election of one Class III director for a term of one year, with the following as our Board’s nominees:
Class II -
Julie Fasone Holder
Diane H. Gulyas
Jeffry N. Quinn
Henry R. Slack
Class III -
Kathleen G. Reiland

Proposal Two:	The ratification of PricewaterhouseCoopers LLP as Grace’s independent registered public accounting firm for fiscal year 2019; and

Proposal Three:	An advisory vote to approve the compensation of Grace's named executive officers as described in this Proxy Statement.

Question 6:	What are the voting recommendations of our Board?
Our Board of Directors is soliciting this proxy and recommends the following votes:

FOR	each of the director nominees;

FOR	ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019; and

FOR
the advisory approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables and narrative contained in this Proxy Statement.

Question 7:    Will any other matters be voted on?
We are not aware of any other matters on which you will be asked to vote at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the proxy holders will use their discretion to vote on these matters as they may arise. Furthermore, if a nominee is unable to serve or for good cause will not serve as director, then the proxy holders will vote for a Board-nominated substitute.
Question 8:    Who can vote? Number of votes per share
If you hold shares of Grace common stock as of the close of business on March 12, 2019, then you are entitled to one vote per share at the Annual Meeting. There is no cumulative voting.

Question 9:    How do I vote?
If you are the record holder of shares of Grace common stock, you may vote by following the instructions below. Technically speaking, when you vote via the internet, by telephone or by mail, you are authorizing a proxy to vote your shares at the Annual Meeting. We use the commonly recognized word "vote" in this Proxy Statement to cover this procedure. If you hold shares through a broker, bank, financial institution or other nominee or intermediary that serves as shareholder of record, you may cast your vote by complying with the instructions of your nominee or intermediary set forth on the voting instruction card.
Vote via the internet
You may authorize a proxy to vote your shares via the internet at www.proxypush.com/gra as instructed on the Notice of Internet Availability of Proxy Materials at or before 11:59 p.m., Eastern Time, on May 7, 2019. We provide voting instructions on the website for you to follow. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been recorded properly. If you authorize a proxy to vote your shares via the internet, you do not need to return a proxy card. Please see the notice or proxy card for internet voting instructions. We encourage you to vote this way as it is the most cost-effective method and it reduces the environmental impact of the Annual Meeting.
Vote by telephone
You may authorize a proxy to vote your shares by toll-free telephone by calling 1-866-883-3382 in the USA, U.S. territories and Canada on a touch tone telephone and following the instructions provided on the telephone line at or before 11:59 p.m., Eastern Time, on May 7, 2019. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to authorize a proxy to vote your shares and confirm that your instructions have been recorded properly. If you authorize a proxy to vote your shares by telephone, you do not need to return a proxy card. Please see the proxy card for telephone voting instructions.
Vote by mail
If you have received a paper proxy card and choose to vote your shares by mail, simply mark your proxy card or voting instruction card, sign and date it, and return it in the postage-paid envelope provided so that it is received by our transfer agent before the close of business on May 7, 2019.
Vote in-person
You may attend the Annual Meeting in person and complete a written ballot. If you hold shares through a broker, bank, financial institution or other nominee or intermediary that serves as shareholder of record, you must obtain a written proxy, executed in your favor, from the record holder to be able to vote in person at the Annual Meeting.
Question 10:    Can I change my vote or revoke my proxy?
Yes.
You can change your vote or revoke your proxy by:

•	entering a new vote by internet or telephone at or before 11:59 p.m., Eastern Time, on May 7, 2019;

•	returning a later-dated proxy card by mail that is received by our transfer agent before the close of business on May 7, 2019;

•	notifying our Corporate Secretary, Mark A. Shelnitz, by written revocation letter to the address listed on the front page of this Proxy Statement before the Annual Meeting; or

•	by attending the Annual Meeting and completing and submitting a written ballot.
If you hold shares through a broker, bank, financial institution or other nominee or intermediary that serves as shareholder of record, you can change your vote or revoke your proxy by complying with the instructions of your nominee or intermediary set forth on the voting instruction card.

Question 11:	What is the deadline for voting my shares if I do not intend to vote in person at the Annual Meeting?
If you do not intend to vote in person at the Annual Meeting, your signed proxy card must be received by our transfer agent before the close of business on May 7, 2019. You may also authorize a proxy to vote your shares by internet or by telephone at or before 11:59 p.m., Eastern Time, on May 7, 2019. If you hold shares through a broker, bank, financial institution or other nominee or intermediary that serves as shareholder of record, you must comply with the instructions of your nominee or intermediary set forth on the voting instruction card.
Question 12:    Is my voting privacy protected?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within Grace or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the votes; and (3) to facilitate a successful proxy solicitation.
Question 13:    Who will count the votes?
Our transfer agent, EQ Shareowner Services, has been appointed as inspectors of election. Its representative will attend the Annual Meeting and will count the votes.

Question 14:	What is the difference between holding shares as a shareholder of record versus as a beneficial owner?
Many of our shareholders hold their shares as beneficial owner through a broker, bank, financial institution or other nominee or intermediary that serves as shareholder of record, rather than directly in their own name as shareholder of record. As summarized below, there are some differences between shares held directly as shareholder of record and those owned beneficially through a nominee or intermediary that serves as shareholder of record:
Shareholders of Record
If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares, and the Notice of Annual Meeting and proxy materials are being provided or sent directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us, or to vote in person at the Annual Meeting. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.
Beneficial Owners
If your shares are held in a stock brokerage account or by a bank, financial institution or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name,” and the Notice of Annual Meeting and these proxy materials are being forwarded to you by your nominee or intermediary who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your nominee or intermediary on how to vote and are also welcome to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete and deliver a legal proxy from your nominee or intermediary. If you requested printed proxy materials, your nominee or intermediary should have enclosed a voting instruction card for you to use in directing the nominee or intermediary regarding how to vote your shares. If a voting instruction card was not included in the printed proxy materials, please contact your nominee or intermediary to determine how to provide voting instructions.
Question 15:    Why is it important for me to vote?
If you do not vote, your shares may not be represented at the Annual Meeting. This may result in matters not receiving the number of votes necessary for their approval.
Question 16:    What is the effect of not voting?
Shares you own in “street name” through a broker, bank, financial institution or other nominee or intermediary and you do not vote:

In the absence of your voting instructions, your broker, bank, financial institution or other nominee or intermediary may or may not vote your shares at its discretion depending on the proposals before the Annual Meeting. We understand that your nominee or intermediary may vote your shares at its discretion on “routine matters” and that your nominee or intermediary may not vote your shares on proposals that are not “routine.” When your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because of the absence of voting instructions, a “broker non-vote” occurs. Broker non-voted shares count toward the quorum requirement, but are not counted as voted for or against a proposal, or as abstentions, nor are they counted to determine the number of votes present for a particular proposal.
We believe that Proposal Two (Ratification of PricewaterhouseCoopers LLP as our independent registered public accountants) is a routine matter on which nominees or intermediaries can vote on behalf of their clients if clients do not furnish voting instructions. Proposals One and Three are non-routine matters so your nominee or intermediary is not entitled to vote your shares on these proposals without your instructions.
Shares you own that are directly registered in your name and you return a proxy card without giving specific voting instructions:
If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions, your shares will count toward the quorum requirement and the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and the proxy holders may vote in their discretion for any other matters properly presented for a vote at the Annual Meeting.
Shares you own that are directly registered in your name and you do not return a proxy card and you do not vote:
In this case, your unvoted shares will not be represented at the Annual Meeting and will not count toward the quorum requirement. If a quorum is obtained, your unvoted shares will not impact Proposal One or whether shareholders approve or reject Proposals Two and Three.

Question 17:	What vote is required to approve each proposal, assuming a quorum is present at the Annual Meeting?
The required vote to approve each proposal will depend on the proposal.

•
Proposal One:    In January 2015, we adopted a majority voting standard for the election of directors. Under this voting standard, once a quorum has been established with respect to an election that is not contested, directors are elected by a majority of the votes cast. This means that the number of shares voted FOR a director nominee must exceed the number of shares voted AGAINST that director nominee. Abstentions and broker non-votes are not counted as a vote cast either FOR or AGAINST a director nominee. Under our Amended and Restated Certificate of Incorporation, our By-laws and the Delaware General Corporation Law, a director holds office until a successor is elected and qualified or until his or her earlier resignation or removal. If a director standing for re-election is not elected by the requisite majority of the votes cast in an uncontested election, that director must tender his or her resignation following certification of the shareholder vote. The Nominating and Governance Committee of our Board of Directors will make a recommendation to our Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. Our Board of Directors will consider and act on the committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. Any director who offers his or her resignation will not participate in the committee’s or our Board of Directors’ decision. In a contested election, where the number of nominees exceeds the number of directors to be elected as provided in our By-laws, directors will be elected by a plurality of the votes cast. The election of directors at the Annual Meeting is uncontested and, therefore, the majority voting standard will apply.

•
Proposal Two:    The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as Grace's independent registered public accounting firm for fiscal year 2019. This means that abstentions will have the same effect as votes against the proposal. We do not expect broker non-votes (described above) on Proposal Two since we believe this is a "routine" matter.

•
Proposal Three:    The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote is required to approve the advisory vote on the compensation of our named executive officers. This means that abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of the vote. Because your vote is advisory, it will not be binding on our Board or Grace. However, our Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Question 18:    What shares are covered by my proxy card or voting instruction card?
The shares covered by your proxy card represent the shares of Grace common stock that are registered directly in your name with our transfer agent, EQ Shareowner Services. If your shares are held in a brokerage account or by a bank, financial institution or other nominee or intermediary, you will not receive a proxy card; you are considered the beneficial owner of shares and your nominee or intermediary should have enclosed a voting instruction card for you to use in directing how to vote your shares.
Question 19:    What does it mean if I get more than one set of proxy materials?
It means your shares are held in more than one account. You should vote the shares represented by the proxy materials using one of the four ways to vote. To provide better shareholder services, we encourage you to register all of your shares that are held directly in the same name and address. You may do this by contacting our transfer agent, EQ Shareowner Services, toll-free at 1-800-648-8392 or 1-651-450-4064 (Outside the U.S.).
Question 20:    Who can attend the Annual Meeting?
All shareholders of record and their duly appointed proxies and all beneficial owners of shares held through a broker, bank, financial institution or other nominee or intermediary that serves as shareholder of record, as of the close of business on March 12, 2019, may attend the Annual Meeting.
Question 21:    What do I need to do to attend the Annual Meeting?
To attend the Annual Meeting, please follow these instructions:

•	If shares you own are registered in your name, bring your proof of ownership of Grace common stock;

•
If you hold shares through a broker, bank, financial institution or other nominee or intermediary that serves as shareholder of record, bring proof of your beneficial ownership of the shares through such nominee or intermediary as of the close of business on March 12, 2019, the record date for the Annual Meeting;

•	Bring a form of photo identification; and

•	Do not bring cameras, recording devices or other electronic devices as they will not be permitted at the Annual Meeting.
Question 22:    Will there be a management presentation at the Annual Meeting?
No, there will be no management presentation; however, our Board of Directors and management will be available to respond to questions from shareholders in attendance at the Annual Meeting.
Question 23:    Can I bring a guest to the Annual Meeting?
While bringing a single guest solely to accompany a person described in the answer to Question 20 above is not strictly prohibited, please be aware that seating is limited at the Annual Meeting and that shareholders of record, their duly appointed proxies and beneficial owners have priority.
Question 24:    How many votes must be present to hold the Annual Meeting?
A majority of the shares entitled to vote generally in the election of directors outstanding on March 12, 2019, the record date, constitutes a quorum for voting at the Annual Meeting. If you vote, or authorize a proxy to vote, then your shares will be part of the quorum. Abstentions and broker non-votes (as described above) will be counted in determining the quorum. On the record date, 66,857,743 shares of Grace common stock were outstanding and entitled to vote at the Annual Meeting.

Question 25:    How are proxies solicited and how are costs of solicitation managed?
We will primarily solicit proxies by mail and/or electronic communications, and we will cover the expense of such solicitation. MacKenzie Partners, Inc. will help us solicit proxies from brokers, banks, financial institutions and other nominees, intermediaries or shareholders, and provide advisory and consulting services, at a cost to Grace of up to $35,000, plus reimbursement of expenses. Our directors, officers, and employees may also solicit proxies for no additional compensation. We may reimburse nominees or intermediaries for reasonable expenses that they incur in sending these proxy materials to you if a nominee or intermediary holds your shares.

Question 26:	How do I recommend someone to be considered for nomination by the Board of Directors as a director?
You may recommend any person as a candidate for nomination by our Board of Directors as a director by writing to Mark A. Shelnitz, our Senior Vice President, General Counsel and Secretary. Your letter must include all of the information required by our By-laws for director nominations including, but not limited to, the candidate’s name, biographical data, and qualifications, as well as the written consent of the person to serve as a director and appear in the proxy statement. The Nominating and Governance Committee reviews all submissions of recommendations from shareholders. The Nominating and Governance Committee will determine whether the candidate is qualified to serve on our Board of Directors by evaluating the candidate using the criteria contained under the caption “Director Qualifications” in Section 3 of the Grace Corporate Governance Principles and shall make a determination as to whether to nominate the candidate for election or to fill a vacancy on our Board that arises during the year in which the recommendation is received. Copies of our Corporate Governance Principles are provided at our website at www.grace.com/en-us/corporate-leadership/Pages/Governance.aspx, or you may request a copy of these materials by contacting Grace Shareholder Services at the address or phone number provided in the Questions and Answers section of this Proxy Statement and these materials will be mailed to you at no cost.

Question 27:	When are shareholder proposals to be included in the Grace proxy materials for the 2020 Annual Meeting of Shareholders pursuant to Rule 14a-8 due to Grace?
Pursuant to Rule 14a-8 of the Exchange Act, we must receive shareholder proposals in writing by November 28, 2019, to consider them for inclusion in our proxy materials for the 2020 Annual Meeting of Shareholders.

Question 28:
What are the requirements for proposing business for the 2020 Annual Meeting of Shareholders, including shareholder nominations for director candidates, that is not submitted for inclusion in the Grace proxy materials?

A shareholder who intends to propose business, including shareholder nominations for director candidates, at the 2020 Annual Meeting, other than pursuant to Rule 14a-8 of the Exchange Act must comply with the requirements set forth in our current By-laws. Among other things, a shareholder must give us written notice of the intent to propose business for the 2020 Annual Meeting not earlier than the close of business on the 120th day prior to, and not later than the close of business on the 90th day prior to, the first anniversary of the preceding year's annual meeting of shareholders. Therefore, based upon the Annual Meeting date of May 8, 2019, Grace’s Corporate Secretary must receive notice of a shareholder's intent to propose business for the 2020 Annual Meeting, no sooner than the close of business on January 9, 2020, and no later than the close of business on February 8, 2020. Notwithstanding the foregoing, if the date of the 2020 Annual Meeting is more than 30 days before or more than 60 days after the anniversary date of the 2019 Annual Meeting, then notice by the shareholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the date of the 2020 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the date of the 2020 Annual Meeting or (ii) if the first public announcement of the date of the 2020 Annual Meeting is less than 100 days prior to the date of the 2020 Annual Meeting, on the 10th day following the day on which we first make a public announcement of the date of the 2020 Annual Meeting.
If the notice is received after the close of business February 8, 2020, or any otherwise applicable deadline, then the notice will be considered untimely and we are not required to present the shareholder proposal at the 2020 Annual Meeting. A copy of our By-laws and the Grace Corporate Governance Principles are provided at our website at www.grace.com/en-us/corporate-leadership/Pages/Governance.aspx, or you may request a copy of these materials by contacting Grace Shareholder Services at the address or phone number provided below and these materials will be mailed to you at no cost.

Question 29:    Where can I find Grace corporate governance materials?
We have provided our Corporate Governance Principles, Business Ethics and Conflicts of Interest policies, and the Charters for the Audit, Compensation, Nominating and Governance and Corporate Responsibility Committees of our Board of Directors on our website at www.grace.com/en-us/corporate-leadership/Pages/Governance.aspx. Our filings with the Securities and Exchange Commission (including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Section 16 insider trading transactions) are available at www.sec.gov.
Our Business Ethics and Conflicts of Interest policies are applicable to the members of our Board of Directors and to all of our employees, including, but not limited to, our principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions. Any amendments to or waivers of our Business Ethics and Conflicts of Interest policies that our Board of Directors approves will be disclosed on our website. We are not including the information contained on our website as part of or incorporating it by reference into this Proxy Statement.

Question 30:	How can I obtain Grace corporate governance materials if I do not have access to the internet?
You may receive a copy of our corporate governance materials free of charge by:

•	contacting Grace Shareholder Services at 410-531-4167; or

•	writing to:
W. R. Grace & Co.
Attention: Grace Shareholder Services
7500 Grace Drive
Columbia, Maryland 21044

Question 31:	What is the process for reporting possible violations of the Grace Business Ethics and Conflicts of Interest policies?
Employees and other interested persons may anonymously report a possible violation of the Grace Business Ethics and Conflicts of Interest policies by calling The Network, a third party service, at 866-458-3947 in the U.S. and Canada, or by email to reportline@tnwinc.com. Toll-free telephone numbers for other countries can be found at www.grace.com/en-us/corporate-leadership/Pages/Governance.aspx. Reports of possible violations of the Grace Business Ethics and Conflicts of Interest policies may also be made to Mark A. Shelnitz, our Chief Ethics Officer at W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044. Reports may be made anonymously, subject to certain restrictions outside the U.S.
Reports of possible violations of the Grace Business Ethics and Conflicts of Interest policies that the complainant wishes to go directly to our Board may be addressed to the Chairman of the Nominating and Governance Committee, Christopher J. Steffen. Mr. Steffen can be contacted with a letter to his attention at W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044.
Reports of possible violations of financial or accounting policies may be made to the Chairman of the Audit Committee, Mark E. Tomkins. Mr. Tomkins can be contacted with a letter to his attention at W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044.

Question 32:	How do I obtain more information about W. R. Grace & Co.? What is the complete mailing address of the principal executive offices of W. R. Grace & Co.?
To obtain additional information about Grace, you may contact Grace Shareholder Services by:

•	visiting our website at http://investor.grace.com/investor-relations-contacts;

•	contacting Grace Shareholder Services at 410-531-4167; or

•	writing to:
W. R. Grace & Co.
Attention: Grace Shareholder Services
7500 Grace Drive
Columbia, Maryland 21044

Question 33:	If more than one shareholder lives in my household, how can I obtain an extra copy of this Proxy Statement?
Pursuant to the rules of the SEC, a company may deliver to multiple shareholders sharing the same address a single copy of its Proxy Statement and Annual Report or multiple copies of the Notice of Internet Availability of Proxy Materials in a single envelope unless the company has received prior instructions to the contrary. This procedure is referred to as householding. Upon written or oral request, we will promptly mail a separate copy of our Proxy Statement and Annual Report or a separate copy of our Notice of Internet Availability of Proxy Materials in separate envelopes to any shareholder at a shared address to which a single copy of the Proxy Statement and Annual Report or Notices of Internet Availability of Proxy Materials were delivered in a single envelope. Conversely, upon written or oral request, we will cease delivering separate copies of the Proxy Statement and Annual Report, or a separate copy of our Notice of Internet Availability of Proxy Materials in separate envelopes to any shareholders at a shared address to which multiple copies of either document were delivered in the past. You may contact us with your request by calling or writing to Grace Shareholder Services at the address or phone number provided above. We will mail materials that you request at no cost to you. You can also access this Proxy Statement and the Annual Report online at proxymaterials.grace.com. Shareholders who hold their shares in “street name,” that is, through a broker, bank, financial institution or other nominee or intermediary as holder of record, and who wish to change their householding instructions or obtain copies of these documents, should follow the instructions on their voting instruction card or contact the holders of record.

GENERAL INFORMATION
Annual Report
Our 2018 Annual Report, containing audited financial statements, accompanies this Proxy Statement. Shareholders may also obtain a copy of our Form 10-K (including the financial statements and any financial statement schedules), without charge, upon written request to:
W. R. Grace & Co.
Attention: Grace Shareholder Services
7500 Grace Drive
Columbia, MD 21044
Other Matters
Our Board knows of no other matters that will be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote according to their best judgment.
The expenses of preparing, printing and mailing this notice of meeting and proxy materials, making them available over the internet, and all other expenses of soliciting proxies will be borne by us. MacKenzie Partners, Inc. (“MacKenzie”) will perform customary proxy solicitation services for us, including distribution of solicitation materials to our shareholders and providing information to our shareholders from the materials via telephone, mail and electronic communications. We will pay MacKenzie a fee of up to $35,000 covering these proxy solicitation services, together with advisory and consulting services, and we will reimburse them for reasonable expenses that they incur in providing such services. In addition, our directors, officers and employees, who will receive no compensation in addition to their regular salary or other compensation, may solicit proxies by personal interview, mail, telephone, facsimile, e-mail, internet or other means of electronic transmission.
On behalf of the Board of Directors,
Mark A. Shelnitz
Senior Vice President, General Counsel and Secretary

Dated: March 27, 2019

ANNEX A

IMPORTANT INFORMATION CONCERNING GAAP AND NON-GAAP FINANCIAL MEASURES;
CERTAIN DEFINITIONS; AND OUR FORWARD-LOOKING STATEMENTS NOTICE
In this Proxy Statement, we present financial information in accordance with U.S. GAAP, as well as non-GAAP financial information. Shareholders are directed to Part II, Item 8 on page 25 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, our "2018 Form 10-K," and the information incorporated therein from the Financial Supplement of our 2018 Form 10-K, for financial information presented in accordance with U.S. GAAP. For information on non-GAAP financial measures, shareholders should refer to the "Results of Operations" section of Management's Discussion and Analysis of Financial Condition and Results of Operations in that Financial Supplement on pages F-66 through F-77, inclusive.
We believe that the non-GAAP financial information provides useful supplemental information about the performance of our businesses, improves period-to-period comparability, and provides clarity on the information our management uses to evaluate performance and determine compensation. In our 2018 Form 10-K, and below, we have provided reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. The non-GAAP financial measures should not be considered as a substitute for financial measures calculated in accordance with U.S. GAAP, and the financial results calculated in accordance with U.S. GAAP and reconciliations from those results should be evaluated carefully.
How we define, calculate and use certain non-GAAP financial measures
We define Adjusted EBIT (a non-GAAP financial measure) to be income from continuing operations attributable to W. R. Grace & Co. shareholders adjusted for interest income and expense; income taxes; costs related to legacy product, environmental and other claims; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; income and expense items related to divested businesses, product lines, and certain other investments; gains and losses on sales of businesses, product lines, and certain other investments; third-party acquisition-related costs and the amortization of acquired inventory fair value adjustment; and certain other items that are not representative of underlying trends.
We define Adjusted Free Cash Flow (a non-GAAP financial measure) to be net cash provided by or used for operating activities minus capital expenditures plus cash flows related to legacy product, environmental and other claims; cash paid for restructuring and repositioning; capital expenditures related to repositioning; cash paid for third-party acquisition-related costs; and accelerated payments under defined benefit pension arrangements.
We define Adjusted Net Sales (a non-GAAP financial measure) as net sales adjusted for the difference between actual foreign currency exchange rates and our annual operating plan exchange rates.
We define Adjusted Earnings Per Share (EPS) (a non-GAAP financial measure) to be diluted EPS from continuing operations adjusted for costs related to legacy product, environmental and other claims; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; income and expense items related to divested businesses, product lines, and certain other investments; gains and losses on sales of businesses, product lines and certain other investments; third-party acquisition-related costs and the amortization of acquired inventory fair value adjustment; certain discrete tax items; income tax expense related to historical tax attributes; and certain other items that are not representative of underlying trends.
We use Adjusted EBIT, Adjusted Free Cash Flow, Adjusted Net Sales, and Adjusted EPS as performance measures in determining certain incentive compensation.
Adjusted EBIT, Adjusted Free Cash Flow, Adjusted Net Sales, and Adjusted EPS are non-GAAP financial measures; do not purport to represent income measures as defined under U.S. GAAP; and should not be used as alternatives to such measures as an indicator of our performance. We provide these measures to investors and others to improve the period-to-period comparability and peer-to-peer comparability of our financial results, and to ensure that investors and others understand the information we use to evaluate the performance of our businesses. They distinguish the operating results of our current business base from the costs of our legacy product, environmental and other claims; restructuring and repositioning activities; divested businesses; and certain other items. These measures may have material limitations due to the exclusion or inclusion of amounts that are included or excluded, respectively, in the most directly comparable measures calculated and presented in accordance with U.S. GAAP and thus investors and others should review carefully the financial results calculated in accordance with U.S. GAAP.

Adjusted EBIT has material limitations as an operating performance measure because it excludes costs related to legacy product, environmental and other claims, and may exclude income and expenses from restructuring and repositioning activities and divested businesses, which historically have been material components of our net income. Adjusted EBIT should be evaluated together with net income attributable to Grace shareholders, measured under U.S. GAAP, for a complete understanding of our results of operations.

See below for financial measure reconciliations. Numbers are subject to rounding.

Reconciliations
Adjusted Net Sales
For 2018 and 2017, our Adjusted Net Sales were as follows. We adjust net sales to take into account foreign currency fluctuations during the year because when we prepare our internal annual operating plan in advance, we budget at certain forecasted exchange rates, which naturally change during the course of the year.

	Year Ended December 31,
(In millions)	2018	2017
Net sales	$1,932.1	$1,716.5
Currency adjustment	2.8	(32.9)
AICP Adjusted Net Sales	$1,934.9	$1,683.6
Adjusted Free Cash Flow
As set forth in the following table, for 2018 and 2017, our Adjusted Free Cash Flow was as follows.

	Year Ended December 31,
(In millions)	2018	2017
Cash flow measure:
Net cash provided by (used for) operating activities	$342.0	$319.2
Capital expenditures	(216.3)	(125.2)
Free Cash Flow	125.7	194.0
Cash paid for legacy product, environmental and other claims	22.9	54.5
Cash paid for repositioning	20.7	11.0
Cash paid for third-party acquisition-related costs	9.2	0.7
Cash paid for restructuring	6.1	13.8
Accelerated defined benefit pension plan contributions	50.0	—
Adjusted Free Cash Flow	$234.6	$274.0
Adjusted EPS and Adjusted EBIT
For reconciliations of Adjusted EPS and Adjusted EBIT, see the "Results of Operations" section in Management's Discussion and Analysis of Financial Condition and Results of Operations on pages F-66 through F-77, inclusive, of the Financial Supplement to our 2018 Form 10-K.

Separation

On January 27, 2016, Grace entered into a separation agreement with GCP Applied Technologies Inc., then a wholly-owned subsidiary of Grace ("GCP"), pursuant to which Grace agreed to transfer its Grace Construction Products operating segment and the packaging technologies business of its Grace Materials Technologies operating segment to GCP (the "Separation"). Grace and GCP completed the Separation on February 3, 2016, by means of a pro rata distribution to the Company's shareholders of all of the outstanding shares of GCP common stock, with one share of GCP common stock distributed for each share of Company common stock held as of the close of business on January 27, 2016.

Forward-Looking Statements
This Proxy Statement, contains, and our other public communications may contain, forward-looking statements; that is, information related to future, not past, events. Such statements generally include the words "believes," "plans," "intends," "targets," "will," "expects," "suggests," "anticipates," "outlook," "continues" or similar expressions. Forward-looking statements include, without limitation, statements regarding: expected financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; succession planning; and markets for securities. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. We are subject to risks and uncertainties that could cause our actual results or events to differ materially from our projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to differ materially from those contained in the forward-looking statements include, without limitation: risks related to foreign operations, especially in emerging regions; the costs and availability of raw materials, energy and transportation; the effectiveness of our research and development and growth investments; acquisitions and divestitures of assets and businesses; developments affecting our outstanding indebtedness; developments affecting our pension obligations; our legal and environmental proceedings; environmental compliance costs; the inability to establish or maintain certain business relationships; the inability to hire or retain key personnel; natural disasters such as storms and floods, and force majeure events; changes in tax laws and regulations; international trade disputes, tariffs and sanctions; the potential effects of cyberattacks; and those additional factors set forth in our most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the internet at www.sec.gov. Our reported results should not be considered as an indication of our future performance. Readers are cautioned not to place undue reliance on our projections and forward-looking statements, which speak only as of the dates those projections and statements are made. We undertake no obligation to release publicly any revisions to our projections and forward-looking statements, or to update them to reflect events or circumstances occurring after the dates those projections and statements are made. In addition to general economic, business and market conditions, we are subject to other risks and uncertainties, including, without limitation, the Risk Factors set forth in our 2018 Form 10-K.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

: INTERNET/MOBILE – www.proxypush.com/gra Use the internet to vote your proxy until 11:59 p.m. (ET) on May 7, 2019. Scan code below for mobile voting.

( PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on May 7, 2019.

* MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your Proxy Card.

ò Please detach here ò

The Board of Directors recommends a vote FOR all nominees, and FOR Proposals 2 and 3.

1.	Election of directors:
	Class II (Term expiring 2022):		FOR	AGAINST	ABSTAIN					FOR	AGAINST	ABSTAIN

	01	Julie Fasone Holder	☐	☐	☐	03	Jeffry N. Quinn			☐	☐	☐

	02	Diane H. Gulyas	☐	☐	☐	04	Henry R. Slack			☐	☐	☐

	Class III (Term expiring 2020):		FOR	AGAINST	ABSTAIN

	05	Kathleen G. Reiland	☐	☐	☐

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019						☐	For	☐	Against	☐	Abstain

3.	Advisory vote to approve the compensation of Grace's named executive officers, as described in our proxy materials						☐	For	☐	Against	☐	Abstain

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.
Date

Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis-trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

W. R. GRACE & CO.
ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 8, 2019
8:30 a.m. Eastern Time

Ten Oaks Ballroom
5000 Signal Bell Lane
Clarksville, Maryland 21029

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting To Be Held on May 8, 2019:

The Notice of Annual Meeting of Shareholders and Proxy Statement and Annual Report
are available at proxymaterials.grace.com

proxy

Proxy Solicited by Board of Directors for Annual Meeting — May 8, 2019

Fred Festa and Mark Shelnitz, or either of them, each with the power of substitution, are hereby appointed as proxies and are hereby authorized to represent and vote all the shares of the undersigned as designated on the reverse side of this ballot, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of W. R. Grace & Co. to be held on Wednesday, May 8, 2019, at 8:30 a.m. Eastern Time or at any postponement or adjournment thereof. The undersigned hereby acknowledges receipt of the accompanying Notice of 2019 Annual Meeting of Shareholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting or any postponement or adjournment thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein. If no such directions are indicated, the shares represented by this proxy, when properly executed, will be voted FOR all the nominees, and FOR Proposals 2 and 3.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

See reverse for voting instructions.